Exhibit 10.38

OFFICE LEASE

between

1600 MARKET STREET PROPERTY TRUST, Landlord,

and

STARCITE, INC., Tenant,

for space at

1600 MARKET STREET

PHILADELPHIA, PENNSYLVANIA

i

AGREEMENT OF LEASE

THIS IS AN AGREEMENT OF LEASE (hereinafter “Lease”) made as of March 30, 2010, by and between 1600 MARKET STREET PROPERTY TRUST, a Maryland real estate investment trust (herein called “Landlord”), and STARCITE, INC., a Delaware corporation (herein called “Tenant”).

BACKGROUND

A. Landlord desires to lease to Tenant the premises identified in this Lease under the terms and conditions herein set forth.

B. Tenant desires to lease and accept from Landlord the premises identified in this Lease under the terms and conditions herein set forth.

AGREEMENTS

IN CONSIDERATION of the Background, and the mutual covenants and agreements herein set forth, and other good, valuable and sufficient consideration received, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

Additional Rent. The term “Additional Rent” or “additional rent” shall mean all sums payable under this Lease for any purpose, whether or not they are expressly designated as “Additional Rent” or “additional rent” or would otherwise be considered rent, other than Minimum Rent.

Affiliate. The term “affiliate” of any entity, corporation, partnership or limited liability company shall mean any other entity, corporation, partnership or limited liability company controlling, controlled by, or under common control with the former and, for purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

Base Expenses. The term “Base Expenses” shall mean Operating Expenses for the Base Year, exclusive of any Capital Expenditures included in Operating Expenses for the Base Year pursuant to Section 6.1.3.24 hereof.

Base Year. The term “Base Year” shall mean calendar year 2010.

Building. The term “Building” shall mean that certain commercial office building and related improvements presently known as 1600 Market Street located at 1600 Market Street in Philadelphia, Pennsylvania, agreed to contain 772,689 Rentable Square Feet of space on the date of this Lease.

Business Day. The term “Business Day” or “business day” shall mean Monday through Friday, except Holidays. All references to a period of days in this Lease shall be deemed to refer to calendar days unless the term “Business Day or business day” is used.

Business Hours. The term “Business Hours” shall mean 8:00 A.M. to 6:00 P.M., Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturday, Holidays excepted.

Force Majeure Delay. The term “Force Majeure Delay” shall mean any actual delay due to strikes, lockouts or other labor or industrial disturbances (whether or not on the part of the employees of either party hereto); civil disturbance; war or terrorism; riot; embargo; inability to secure customary supplies, materials or labor through ordinary sources by reason of regulation or order of any government or regulatory body; lightning, earthquake, fire, storm, hurricane, tornado, flood, explosion or other “act of God”; or any other similar industry-wide or Building-wide causes beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives; provided, however, that in no event shall Force Majeure Delay include strikes, walkouts or other labor disturbances in the event that the party to this Lease claiming the benefit of Force Majeure Delay, or any of its employees, agents or affiliates, materially contributed to or provoked such strike, lockout or other labor disturbance by violating a labor contract, collective bargaining agreement or any federal or state labor law or by creating or approving a lockout. Any prevention, delay or stoppage due to Force Majeure Delay shall excuse the performance of non-monetary obligations of the party affected for a period of time equal to any such prevention, delay or stoppage; provided, however, notwithstanding the foregoing, in no event shall Force Majeure Delay excuse the failure to timely pay Rent owing under this Lease, or the failure to timely obtain insurance required under this Lease, or excuse or shorten the period of any Tenant Delay.

Holidays. The term “Holidays” shall mean President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, New Year’s Day and all union holidays of workers employed by Landlord at the Building.

Land. The term “Land” shall mean the parcel or parcels of real property on which the Building is located.

Landlord. The term “Landlord” shall mean that entity named on page 1 of this Lease and any subsequent owner of such Landlord’s interest in the Property, as well as their respective heirs, personal representatives, successors and assigns, all subject to the provisions of Section 29 hereof.

Lease Interest Rate. The term “Lease Interest Rate” shall mean the lesser of (A) the Prime Rate in effect from time to time plus four percent (4%), or (B) the maximum amount or rate that Landlord may lawfully charge Tenant in the circumstances if such a maximum exists.

Manager. The term “Manager” shall mean Reit Management & Research LLC, having an address at 400 Centre Street, Newton, Massachusetts 02458, Attention: Real Estate Group, or such other party or such other address as Landlord may designate, from time to time, by written notice to Tenant.

Office Space. The term “Office Space” shall mean that portion of the Rentable Area of the Building utilized for commercial office purposes. As of the date of this Lease, the Office Space is agreed contain 760,000 Rentable Square Feet of space.

Permitted Use. The term “Permitted Use” shall mean use only for commercial executive offices (and offices for the clerical and other staff providing support services necessarily attendant thereto), consistent with the first-class character of the Building, and for no other purpose.

Prime Rate. The term “Prime Rate” shall mean the prime commercial rate of interest as reported in the Wall Street Journal or its successor; if such reference rate is discontinued or no longer quoted, then such comparable rate as Landlord reasonably designates by notice to Tenant.

Property. The term “Property” shall mean the Land and the Building together.

Rentable Area; Rentable Square Feet. The term “Rentable Area”, as used with respect to any portion of the Building, shall mean the area of that portion of the Building for rental purposes, as calculated by Landlord (such area being expressed in terms of the number of “Rentable Square Feet”, each a “Rentable Square Foot”, contained therein). Tenant acknowledges that the Rentable Area of any space shall include the “usable” area of such space, measured by Landlord in accordance with a modified BOMA standard, without deduction for interior partitions, columns or projections (and including all or a portion of the areas occupied by the exterior and demising walls of the Premises), multiplied by a load factor (a number greater than one) to reflect the inclusion within Rentable Area of a share of the areas of certain public, common and service areas of the Building (which may include, without limitation, lobbies; corridors; mechanical, utility, janitorial and boiler rooms and closets; and restrooms). Tenant acknowledges and agrees that the Rentable Area of the Premises or of any other area of the Building intended to be leased will therefore be a number greater than the area that would be calculated by simply measuring the square footage contained within the demising walls of the Premises or such other area.

2. Premises; Use; Subordinate Right of First Offer.

2.1 Premises. Landlord, for the Term and subject to the provisions and conditions hereof, leases to Tenant, and Tenant hereby leases and rents from Landlord, that certain space (hereinafter referred to as the “Premises” and illustrated on the floor plan attached hereto as “Exhibit A”), agreed to contain 22,681 Rentable Square Feet and located on and being all of the Rentable Area on the 27th floor of the Building, being commonly known as Suite 2700.

2.2 Use. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Premises or any part thereof, other than for the Permitted Use.

2.2.1 The Permitted Use shall not include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for: (a) sale of wine, ale, beer or other alcoholic beverages kept in the Premises; (b) sale at wholesale or retail of any other products or materials kept in the Premises, by vending machines (except to Tenant’s employees and business guests) or otherwise, or demonstrations to the public, or as a restaurant or bar, or for the sale of candy, food cigarettes, cigars, tobacco, newspapers, magazines, beverages or similar items, or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever (except to Tenant’s employees and business guests); (c) manufacturing, printing or electronic data processing, except for the operation of normal business office equipment and machines for Tenant’s own requirements, as distinguished from operation for commercial hire or for the sale of the products or services to others; (d) rendition of medical, dental or other diagnostic or therapeutic services, except that Tenant shall have the right to employ a resident nurse for Tenant’s employees normally working at the Premises; (e) conduct or maintenance of any gambling or gaming activities or any political activities or any club activities, whether private or public, or a school of any kind or an employment or placement agency; (f) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission, or any office occupied by any party possessing diplomatic immunity; (g) a retail banking, trust company, depository, guarantee or safe deposit business; (h) a retail savings bank, savings and loan association or loan company; (i) sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or the receipt of money for transmission; (j) a stockbroker’s or dealer’s office or for the underwriting or sale of securities at retail; (k) an employment agency, executive search firm or similar enterprise, labor union, school or vocational training center; (I) a barber shop or beauty salon; or (m) a travel agency serving the general public.

2.2.2 Tenant shall not use, occupy or permit the Premises or any part thereof to be used in any manner, or permit anything to be brought into or kept therein, which would (a) violate any laws or the certificate of occupancy for the Building, (b) make unobtainable from reputable insurance companies authorized to do business in Pennsylvania at standard rates “all risk” casualty insurance coverage or liability, elevator, boiler or other insurance, (c) constitute a public or private nuisance, (d) adversely affect the appearance, character or reputation of the Building as a first-class office building, or (e) violate exclusive rights granted to other tenants of the Building under their leases of which Landlord shall have given Tenant written notice.

2.2.3 If any governmental license or permit, other than a certificate of occupancy of the entire Building, shall be required for the proper and lawful conduct of Tenant’s business in the Premises and if failure to secure such license or permit would in any way adversely affect Landlord or the Building, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license and permit, but in no event shall Tenant’s failure to procure or maintain such license or permit relieve Tenant from its obligations hereunder.

2.3 Subordinate Right of First Offer.

2.3.1 Provided that this Lease is in full force and effect, with at least twenty-four (24) months then remaining in the Term (including the Renewal Term, if Tenant shall have timely exercised its renewal option under Section 3.4 hereof), and provided that Tenant has not theretofore given notice to Landlord exercising its termination option under Section 3.5 hereof, Landlord hereby grants to Tenant a right of first offer to lease from Landlord on the terms herein set forth that certain space on the 26th floor of the Building agreed to contain

12,037 Rentable Square Feet and illustrated and labeled “ROFO Space” on the floor plan attached hereto as Exhibit “A-1” (any portion of such space that is offered to Tenant for lease hereunder at any given time is herein referred to as an “Offer Space”), subject, however, to (a) the desire of the then existing occupant of such space to extend its lease or enter into a new lease of such space, and (b) the rights of PNC Bank, National Association, and Schnader Harrison Segal & Lewis, LLP (and their respective successors and assigns) (hereinafter jointly referred to as “PNC and Schnader”) to lease such space pursuant to terms of their respective leases.

2.3.2 Subject as aforesaid to the rights of the then existing occupant of the Offer Space, and to the rights of PNC and Schnader, upon Landlord receiving a bona fide request for a leasing proposal for an Offer Space from a third party prospective tenant, Landlord shall offer such Offer Space to Tenant for lease for a term which is coterminous with the Term, commencing at or approximately at the time that Landlord intends to obtain possession of the Offer Space from the then-present lessee thereof, and otherwise on the same terms and conditions (including, without limitation, rate of Minimum Rent) as Landlord would propose to an unrelated third party for such space (as adjusted by Landlord to reflect the term of Tenant’s lease of such Offer Space). Landlord’s offer shall take the form of a written notice to Tenant setting forth the Rentable Area of the Offer Space proposed to be leased, the date on which possession thereof is expected to be tendered, the proposed terms and conditions of lease and a floor plan of the space in question.

2.3.3 Tenant may elect to accept Landlord’s offer to lease an Offer Space solely by sending written notice of acceptance to Landlord, without modification of any of the terms of Landlord’s offer, within five (5) business days after the date on which Tenant receives Landlord’s notice, time being of the essence. Tenant’s notice of acceptance shall be irrevocable. If Tenant timely accepts Landlord’s offer, Landlord and Tenant shall promptly execute an amendment of this Lease prepared by Landlord reflecting the terms of Tenant’s lease of the Offer Space. In the event that Tenant does not timely accept Landlord’s offer, then Tenant’s rights under this Section 2.3 shall thereupon be null and void with respect to such Offer Space for the remainder of the Term and any Renewal Term and Landlord shall be free to lease the Offer Space to any other person or entity on terms acceptable to Landlord.

2.3.4 Notwithstanding the foregoing, (i) Tenant’s right to lease the Offer Space hereunder shall be contingent upon no Event of Default existing either at the time that Landlord would otherwise offer the Offer Space to Tenant hereunder or at the time Landlord intends to tender possession of the Offer Space to Tenant, and (ii) Landlord shall not be liable to Tenant if Landlord is delayed in delivering the Offer Space to Tenant in a timely fashion for any reason; provided, that if Landlord is delayed in delivering the Offer Space to Tenant for six (6) months or more, Tenant may elect to rescind its election to lease the Offer Space by delivery of written notice of rescission to Landlord at any time following such six (6) month period and prior to Landlord’s delivery of the Offer Space to Tenant, whereupon the amendment of this Lease respecting such Offer Space shall automatically be null and void and, upon request from either party, the parties shall confirm same in writing.

3. Term; Renewal Option; Termination Option.

3.1 Duration. The term of this Lease (the “Term”) shall commence on that date (the “Lease Commencement Date”) which is the date Tenant or anyone claiming under or through Tenant first enters the Premises or any portion thereof for purposes of occupying same for any reason or performing any work or services therein. As used herein, the term “Rent Commencement Date” means the earlier of (a) the third (3rd) day after the date of Substantial Completion as defined in Section 3.2 hereof, or (b) the date Tenant or anyone claiming under or through Tenant first occupies or takes possession of the Premises or any portion thereof for purposes of conducting the Permitted Use therein. Subject to Sections 3.2 and 3.3 below, the Rent Commencement Date shall be July 1, 2010. The Term shall continue until that date (the “Termination Date”) which is the last day of the eighth (8th) month of the eleventh (11th) Lease Year, unless sooner terminated in accordance with the terms of this Lease. Except as otherwise provided in Section 3.3.3 below, the “First Lease Year” shall be the twelve (12) month period commencing on the Rent Commencement Date, if the Rent Commencement Date is the first day of a calendar month, or, if the Rent Commencement Date is other than on the first day of a calendar month then the period commencing on the Rent Commencement Date and continuing through the last day of the twelfth full calendar month thereafter. Each “Lease Year” after the First Lease Year shall be a consecutive twelve (12) month period commencing on the first day of the calendar month immediately following the preceding Lease Year. Tenant covenants that it shall accept possession of the Premises on the Rent Commencement Date and thereafter continuously occupy the Premises, subject only to any rights of sublease or assignment herein contained, during the entire Term and any renewals thereof.

3.2 Substantial Completion. The terms “Substantial Completion” or “Substantially Complete” shall mean that state of completion of the Tenant Work (hereinafter defined) which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Premises for its intended purpose without material interference to the customary business activities of Tenant by reason of the completion of any work being performed by Landlord, provided Substantial Completion cannot occur unless there is available to the Premises: (1) reasonable quantities of those utility services required to be furnished by Landlord under the terms of this Lease, (2) reasonable access through a ground floor entranceway of the Building and that portion of the lobby area of the Building leading from such entranceway to the elevators servicing the Premises; and (3) passenger elevator service servicing the Premises during Business Hours. Substantial Completion shall be deemed to have occurred notwithstanding that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed. The foregoing minor or insubstantial details are referred to in this Lease as “Punchlist Items”. Provided that, prior to March 26, 2010, (i) this Lease is fully executed and (ii) Tenant has delivered to Landlord for approval the Tenant-Approved Construction Documents (defined in Section 7.3.4 hereof), and further provided that no Tenant Delay or Force Majeure Delay occurs (it being hereby acknowledged that the dates set forth in Sections 3.2.1 and 3.2.2, below, shall be automatically extended by the number of days of any such Tenant Delay or Force Majeure Delay), the parties agree that:

3.2.1 Landlord shall achieve Substantial Completion by June 28, 2010, and

3.2.2 Tenant and its contractors shall have the right to enter upon the Premises to install Tenant’s Installations (defined in Section 7.7.1 below) commencing on June 1, 2010 and continuing until the Rent Commencement Date.

The term “Substantial Completion Date” shall mean the earlier of (i) the date on which the Tenant Work is Substantially Complete or (ii) the date that the Tenant Work would have been Substantially Complete but for any Tenant Delay (defined in Subsection 7.4 hereof).

3.3 Effect of Delayed Occupancy on Rent and Term. Anything in Sections 3.1 and 3.2 to the contrary notwithstanding, if Landlord is delayed beyond June 28, 2010 in the delivery of possession of the Substantially Complete Premises to Tenant, or if Landlord is delayed beyond June 1, 2010 in allowing Tenant and its contractors to enter upon the Premises to install Tenant’s Installations (defined in Section 7.7.1 below), then for purposes hereof the “Delayed Occupancy Period” shall be the number of days elapsed after June 28, 2010 through the later to occur of (a) Landlord’s delivery of possession of the Substantially Complete Premises to Tenant and (b) the thirtieth (30th) day after the date on which Landlord allows Tenant and its contractors to enter upon the Premises to install Tenant’s Installations. In the event of a Delayed Occupancy Period, the rights and obligations of the parties with respect to Rent and Term shall be as set forth in Section 3.3.1, Section 3.3.2, or Section 3.3.3 below, whichever of such Sections shall apply.

3.3.1 Delayed Occupancy Period Due to Tenant Delay. If a Delayed Occupancy Period occurs because of any Tenant Delay, the Rent Commencement Date shall nevertheless occur as provided in Section 3.1 above: specifically, Tenant’s obligations to pay Rent (including Real Estate Taxes and Operating Expenses) under this Lease shall commence on July 1, 2010 (subject to the 8-month Rent Abatement period described in Section 4.1 below, which shall also commence on such date), and the last day of the First Lease Year shall be June 30, 2011, regardless of the actual date on which Tenant occupies and takes possession of the Premises.

3.3.2 Delayed Occupancy Period Due to Force Majeure Delay. If a Delayed Occupancy Period occurs because of any Force Majeure Delay: (a) the Rent reserved and covenanted to be paid herein shall not commence on July 1, 2010, and the Rent Commencement Date shall not occur, and the 8-month Rent Abatement period described in Section 4.1 below shall not commence, until the date on which actual possession of Premises is given to Tenant in the required state of Substantial Completion; (b) the last day of the First Lease Year shall be as stated in the fifth sentence of Section 3.1; and (c) Landlord shall not be subject to any liability to Tenant by reason of such Delayed Occupancy Period.

3.3.3 Delayed Occupancy Due to Landlord Delay. If a Delayed Occupancy Period occurs because of circumstances within Landlord’s control (i.e., circumstances other than Tenant Delay or Force Majeure Delay) (“Landlord Delay”): (a) the Rent reserved and covenanted to be paid herein shall not commence on July 1, 2010, and the Rent Commencement Date shall not occur, and the 8-month Rent Abatement period described in Section 4.1 below shall not commence, until the earlier to occur of (i) the date on which actual possession of the Premises is given to Tenant in the required state of Substantial Completion and (ii) if either or both of Tenant Delay or Force Majeure Delay also contributed to such Delayed

Occupancy Period, the date that is the day after the end of the portion of the Delayed Occupancy Period that is attributable to Landlord Delay; (b) the last day of the First Lease Year shall be June 30, 2011, regardless of the actual span of time between the Rent Commencement Date and such date; and (c) except as provided in this Section 3.3.3, Landlord shall not be subject to any liability to Tenant by reason of such Delayed Occupancy Period.

3.4 Effect of Delayed Occupancy Period on Lease Validity. Except as stated in Section 3.3 above, the occurrence of any Delayed Occupancy Period shall not affect the validity of this Lease or any obligation of Tenant or Landlord hereunder, and Landlord shall not be subject to any liability to Tenant on account thereof; provided, however, that in the event and to the extent that any Delayed Occupancy Period caused by Landlord Delay continues, solely due to Landlord Delay and not due to Tenant Delay or Force Majeure Delay, for a period of sixty (60) days (“Extended Delayed Occupancy”), Tenant, at its option, may terminate this Lease by written notice to Landlord, which termination shall become effective thirty (30) days after the delivery thereof; provided, further, that if Landlord achieves Substantial Completion during such thirty (30) day period, Tenant’s’ termination notice shall be null and void and of no force and effect, and the parties shall proceed as set forth in Section 3.3.3 above. Upon the effective date of Tenant’s notice terminating this Lease under this Section 3.4, Landlord shall return to Tenant all monies theretofore paid by Tenant to Landlord on account of the Security Deposit or any prepaid Minimum Rent prior to such date, and thereupon neither of the parties to this Lease shall have any further rights, liabilities or obligations to each other pursuant to this Lease except for such rights, liabilities and obligations as by the terms of this Lease expressly survive any such termination of this Lease.

3.5 Confirmation Memorandum. On or about the Rent Commencement Date Landlord shall prepare and Landlord and Tenant shall each promptly execute, acknowledge and deliver to one another a memorandum in form substantially as set forth in “Exhibit B” hereto, confirming the information set forth in such form.

3.6 Renewal Option. Tenant is hereby granted a single option to extend the Term of this Lease, with respect to all of the Premises as then constituted, in “as-is” condition, for one (1) consecutive additional period of five (5) years commencing on the day following the Termination Date (the “Renewal Term”), on the following terms and conditions:

3.6.1 No Event of Default shall exist, either at the time of Tenant’s giving of its renewal notice to Landlord or at the commencement of the Renewal Term (unless Landlord elects, in its sole discretion, to waive such condition).

3.6.2 Landlord shall have made a good faith determination that Tenant remains creditworthy.

3.6.3 Tenant shall not have previously assigned this Lease or sublet all or any portion of the Premises (except as may be permitted without Landlord’s consent under Section 12 hereof).

3.6.4 Tenant shall have delivered to Landlord written notice of Tenant’s election to exercise this option not less than 365 days nor more than 395 days prior to the Termination Date, time being of the essence.

3.6.5 All lease terms for the Renewal Term shall be the same as specified for the initial Term of this Lease, except that (a) there shall be no further option to renew or extend the Term of this Lease, (b) there shall be no allowances or inducements payable by Landlord during the Renewal Term, (c) the Base Year during the Renewal Term shall be the calendar year in which the Renewal Term commences and (d) Minimum Rent payable during the Renewal Term shall be the greater of (1) the Market Rental Rate in effect at the commencement of the Renewal Term, as determined under Section 3.3.6 hereof, or (2) the Minimum Rent payable by Tenant during the eleventh (11th) Lease Year.

3.6.6 The term “Market Rental Rate” shall be defined as the then current rate of annual minimum or basic rent (which may be fixed or may escalate annually during the Renewal Term, as dictated by current market conditions) being charged for comparable office space lease renewals for comparable space (in terms of both size and location) at the Building and at other comparable (in terms of age, height, amenities and location) office buildings in Philadelphia’s Center City Business District west of Broad Street, for a lease renewal term of length equal to the Renewal Term, taking into account all appropriate factors. Landlord shall determine the Market Rental Rate for the Renewal Term and give Tenant notice thereof within thirty (30) days after receipt of written request from Tenant (such request to be made simultaneously with or following Tenant’s notice to Landlord exercising its option to extend the term of this Lease as set forth in Subsection 3.3.4 hereof). Should Tenant disagree with Landlord’s determination, Tenant shall notify Landlord of Tenant’s determination of the Market Rental Rate within thirty (30) days following receipt of Landlord’s notice and, if Landlord and Tenant fail to reach agreement on the Market Rental Rate within fifteen (15) days thereafter, either party may elect, by written notice delivered to the other party, to have the Market Rental Rate determined by appraisal in accordance with the following procedures, which appraisal shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”), and the results of such appraisal shall be conclusive and binding on the parties, shall constitute an “award” within the meaning of the AAA rules and applicable law, and judgment may be entered thereon in any court of competent jurisdiction. Within ten (10) days after either party notifies the other of its election to determine Market Rental Rate by appraisal, each of Landlord and Tenant shall, by written notice to the other, designate a licensed real estate broker having at least ten (10) years experience doing a substantial amount of commercial leasing business in Center City, Philadelphia. Within ten (10) days following the appointment of the second of such brokers, the two brokers so appointed shall select a third licensed real estate broker meeting the same requirements as to experience. In the event that the two brokers are unable timely to agree upon the third broker, then Landlord and Tenant shall attempt to agree upon the third broker within ten (10) days thereafter, and if they fail to do so the third broker shall be a broker meeting the qualifications herein set forth and appointed under the AAA commercial arbitration rules relating to the appointment of arbitrators. The three brokers so chosen shall render their decision as to the Market Rental Rate within thirty (30) days after the appointment of the third broker. Should the three brokers be unable to agree on the Market Rental Rate, the Market Rental Rate shall be the average of the three respective Market Rental Rates determined by the three brokers, excluding from such computation, however, any broker’s determination of Market Rental Rate which deviates by more than fifteen percent (15%) from the median of the three Market Rental Rates so determined. Landlord and Tenant shall each bear their own costs of such determination and shall equally share the cost of the third broker and any arbitration hereunder.

3.6.7 At Landlord’s election, Landlord and Tenant shall promptly execute and deliver to one another an amendment to this Lease, in reasonable form prepared by Landlord, confirming Tenant’s exercise of its option hereunder and the Minimum Rent payable during the Renewal Term.

3.7 Tenant’s Option to Terminate. Tenant shall have the right to terminate this Lease effective as of the last day of the seventy-second (72nd) consecutive full calendar month after the Rent Commencement Date (being the last day of the sixth (6th) Lease Year) (the effective date of such termination is herein referred to as the “End Date”), by delivery of written notice of termination to Landlord at least one (1) year prior to the End Date, time being of the essence. Tenant’s notice exercising such termination option shall be irrevocable and shall be accompanied by Tenant’s good check for the “Termination Fee” (as defined below). In calculating the Termination Fee, it will be assumed that the “Lease Costs” (as defined below) were financed at a fixed interest rate of ten percent (10%) per annum with a ten (10) year self-amortizing loan paid in 120 equal monthly installments, commencing on first day of the ninth (9th) full calendar month after the Rent Commencement Date, and the “Termination Fee” will be the sum of (a) the principal balance that would remain outstanding under that loan following payment of the sixty-fourth (64th) monthly installment plus (b) the product derived by multiplying three (3) times the monthly installment of Minimum Rent owing for the month in which the End Date occurs. The term “Lease Costs” means the sum of the following: (i) the Construction Allowance, (ii) the Abated Rent (defined in Section 4.1 hereof), (iii) all leasing commissions paid by Landlord in connection with this Lease, and (iv) Landlord’s reasonable legal costs incurred and paid in negotiating and preparing this Lease. Notwithstanding anything to the contrary herein set forth, at Landlord’s option Tenant’s termination of this Lease pursuant to this Section 3.7 shall be ineffective if an Event of Default exists either at the time of Tenant’s exercise of its termination option or at the End Date. Failure of Tenant to timely exercise the option herein granted (“exercise” meaning both the giving of the requisite notice and the payment of the Termination Fee) shall constitute Tenant’s irrevocable waiver of such option. Tenant may deliver written notice to Landlord at any time after the end of the sixth (6th) full calendar month after the Rent Commencement Date requesting Landlord’s computation of the Termination Fee, and Landlord shall deliver such computation to Tenant within sixty (60) days after receipt of Tenant’s request.

4. Rent.

4.1 Minimum Rent. Annual minimum rent payable by Tenant for the Premises (“Minimum Rent”) shall be as follows:

First Lease Year *	$515,992.75 per annum; $42,999.40 per month *
Second Lease Year	$527,333.25 per annum; $43,944.44 per month
Third Lease Year	$538,673.75 per annum; $44,889.48 per month

Fourth Lease Year	$550,014.25 per annum; $45,834.52 per month
Fifth Lease Year	$561,354.75 per annum; $46,779.56 per month
Sixth Lease Year	$572,695.25 per annum; $47,724.60 per month
Seventh Lease Year	$584,035.75 per annum; $48,669.65 per month
Eighth Lease Year	$595,376.25 per annum; $49,614.69 per month
Ninth Lease Year	$606,716.75 per annum; $50,559.73 per month
Tenth Lease Year	$618,057.25 per annum; $51,504.77 per month
Eleventh Lease Year	$629,397.75 per annum; $52,449.81 per month

* No Minimum Rent shall be payable or otherwise accrue on account of the first eight (8) full calendar months after the Rent Commencement Date (the aggregate dollar amount of Minimum Rent abated pursuant to this clause is agreed to be $343,995.20, being herein sometimes referred to as the “Abated Rent”), during which period Tenant shall be obligated to pay all Additional Rent owing under this Lease (including, without limitation, electricity charges and Philadelphia Use and Occupancy Tax). Notwithstanding the above chart, if the length of the First Lease Year exceeds 365 days, Tenant shall pay the Minimum Rent for any excess period contained in the First Lease Year at the rate of $42,999.40 per month, pro rated on a per diem basis for any partial month.

Tenant shall prepay to Landlord the first full monthly installment of Minimum Rent simultaneously with Tenant’s execution and delivery of this Lease. Subject to such prepayment, all payments of Minimum Rent shall be paid in equal monthly installments commencing on the Rent Commencement Date and thereafter due on the first day of each month during the Term without demand, deduction or set-off, at the following address (or at such other address of which Landlord shall hereafter give Tenant written notice):

1600 Market Street Property Trust

c/o First Union National Bank

PO Box 601414

Charlotte, NC 28260

4.2 Partial Month. If the Term of this Lease begins on a day other than the first day of a month, Minimum Rent from such day until the first day of the following month shall be prorated (on the basis of the number of days during the first month within the Term of this Lease) and shall be payable, in advance, on the Rent Commencement Date.

4.3 Rent Acceptance. If Landlord, at any time or times, shall accept Minimum Rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder.

4.4 Additional Rent. All sums payable by Tenant under this Lease, whether or not stated to be rent, Minimum Rent or Additional Rent or otherwise denominated (hereinafter collectively referred to as “Rent”), shall be collectible by Landlord as rent and in the event of a default in payment thereof Landlord shall have the same rights and remedies as for a failure to pay Minimum Rent (without prejudice to any other right or remedy available therefor).

4.5 Late Charge. If any payment of Rent (including, without limitation, all Minimum Rent and all Additional Rent) or any part thereof to be made by Tenant to Landlord pursuant to the terms of this Lease shall become overdue for a period in excess of five (5) days, a late charge of Five Cents ($0.05) for each dollar so overdue shall be paid by Tenant for the purpose of defraying the expense incident to handling such delinquent payment, together with interest from the date such payment or part thereof was due, at the Lease Interest Rate. Nothing herein or in the imposition or acceptance of a late charge by Landlord shall be construed as a waiver of any rights of Landlord arising out of any default of Tenant; the right to collect any late charge or interest is separate and apart from any rights or remedies of Landlord relating to any default by Tenant.

4.6 Independent Covenant; Survival. Tenant’s covenant to pay all Rent hereunder is independent of any other covenant, agreement, term or condition of this Lease. Without limiting the other obligations of Tenant which shall survive the expiration of the Term hereof, the obligation of Tenant to pay Rent accrued during the Term shall survive the expiration of the Term hereof.

4.7 Abatement of Rent. Wherever in this Lease it is provided that Minimum Rent or other Rent shall abate in whole or in part for a period of time, the amount and duration of such abatement shall be subject to the reasonable agreement of the parties, to be confirmed by written notice from Landlord to Tenant (or in such other writing as the parties may deem appropriate). Pending such confirmation, Tenant shall continue to pay all Rent in full when due under this Lease, subject to retroactive adjustment upon the parties’ agreement as aforesaid. Notwithstanding the foregoing, both parties hereby agree that the first eight (8) months of Minimum Rent shall be abated as provided in Section 4.1 hereof.

5. Real Estate Taxes.

5.1 Definitions. As used in this Section 5, the following terms shall be defined as hereinafter provided:

5.1.1 “Real Estate Taxes” shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Property, as well as all fees or assessments payable on account of the Property being located in the Philadelphia Special Services District, as well as all that portion of the Business Privilege Tax of the City of Philadelphia which is based upon gross “receipts” with respect to the Property and not upon “net income” with respect to the Property, any income or gross receipts tax which is limited to income from real property, miscellaneous taxes (other than Real Estate Taxes) applicable to or assessed by reason of the ownership of the Property and any taxes imposed on personal property in the Building owned by Landlord and used in connection with the Property. Notwithstanding the foregoing:

5.1.1.1 if at any time during the Term of this Lease the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Property any tax of any nature which is imposed in whole or in part, in substitution for, addition to, or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term “Real Estate Taxes,” but only to the extent that the same would be payable if the Property were the only property of Landlord. Such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;

5.1.1.2 Real Estate Taxes shall also encompass all of Landlord’s expenses, including but not limited to attorney’s fees and expenses, incurred by Landlord in any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property; and

5.1.1.3 except as otherwise provided in Subsection 5.1.1.1 above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, franchise, estate, succession and inheritance taxes, penalties due to Landlord’s lateness or failure to pay taxes when due and transfer taxes imposed on Landlord.

5.1.2 “Tenant’s Tax Share” shall be that percentage of Real Estate Taxes which is equal to the ratio of the Rentable Area of the Premises (as the same may change from time to time) to the total Rentable Area contained in the Building. As of the date of this Lease, Tenant’s Tax Share is agreed to be 2.9353%.

5.1.3 “Tax Year” shall mean each calendar year, or such other period of twelve (12) months as now or hereafter may be duly adopted as the fiscal year for real estate tax purposes of the governmental unit in which the Property is located, occurring during the Term of this Lease.

5.1.4 “Tax Statement” shall mean a statement provided by Landlord, setting forth: (a) the Real Estate Taxes for any Tax Year, (b) Tenant’s Tax Payment (defined in Section 5.2) owing on account thereof, prorated if only a part of the Tax Year falls within the Term of this Lease; and (c) the amount by which the Tenant’s Tax Payment exceeds (or is less than) payments made by Tenant pursuant to Sections 5.2.2 and 5.2.3 below for the specified Tax Year or portions thereof.

5.2 Payment of Tenant’s Tax Payment. During each Tax Year subsequent to the Base Year, Tenant shall pay to Landlord, as additional rent hereunder, an amount equal to Tenant’s Tax Share of the total dollar increase, if any, in Real Estate Taxes for such year over

Real Estate Taxes for the Base Year (taking into account any abatement of Real Estate Taxes which benefited the Property during the Base Year or such subsequent year), prorated for any partial Tax Year within the Term (“Tenant’s Tax Payment”). Tenant’s Tax Payment for each year shall be paid as follows:

5.2.1 After receipt of a Real Estate Tax bill, Landlord shall furnish Tenant a Tax Statement as hereinabove defined. Within twenty-five (25) days following the receipt of such Tax Statement, Tenant shall pay to Landlord the amount, if any, by which the Tenant’s Tax Payment for such Tax Year exceeds the total amount, if any, of payments made pursuant to Subsection 5.2.3 below on account of the Tenant’s Tax Payment as shown on the Tax Statement.

5.2.2 Notwithstanding the foregoing Section 5.2.1, if at any time after execution of this Lease Landlord receives a Real Estate Tax bill for taxes in excess of the Real Estate Taxes for the preceding Tax Year or a notice of any governmental action which could effect an increase in Real Estate Taxes over the Real Estate Taxes for the preceding Tax Year including, but not limited to, notice of any increase in assessment or of a forthcoming increase in the real estate tax rate, or notice, providing that the Property is not entitled to the benefit of any tax abatement program pursuant to which Landlord has previously determined the Tenant’s Tax Payment, or that the validity of any tax abatement program applicable to the Property has been challenged by appropriate legal proceedings, Landlord may notify Tenant that Landlord elects to increase the installments presently being paid by Tenant pursuant to Subsection 5.2.3 below. Landlord’s notice shall be in writing and shall specify the amount due, or estimated to become due, and the amount of each installment or increased installment to be paid by Tenant. Payments in the amount of the installment (or increase in installment) set forth in Landlord’s notice shall be due monthly as Additional Rent concurrently with payments of Minimum Rent beginning with such first payment due after the date of Landlord’s notice, and shall continue on the first day of each month until and including the month in which Tenant makes payment in full of Tenant’s Tax Payment.

5.2.3 Tenant shall pay one twelfth (1/12) of the Tenant’s Tax Payment on account of the Real Estate Taxes for the preceding Tax Year monthly, together with payments of Minimum Rent, as an estimate and on account of the Tenant’s Tax Payment for the current Tax Year, which payments shall be subject to increase upon receipt by Tenant of a notice from Landlord pursuant to Subsection 5.2.2 above increasing the amount of monthly estimated payments.

5.2.4 Real Estate Taxes with respect to a Tax Year which is the subject of an appeal filed by or on behalf of Landlord shall be paid on the basis of the amount reflected in the tax bill and shall not be adjusted until the final determination of the appeal. Upon such determination of any appeal, Landlord will notify Tenant in writing of the actual amount of Tenant’s Tax Payment owing for the year or years which were the subject of the appeal and the amount, if any, remaining due by Tenant in excess of Tenant’s estimated payments. Tenant shall pay such entire amount so due on the due date for the next installment of Minimum Rent, or if this Lease has terminated, Tenant shall pay the amount due within fifteen (15) days after receipt of Landlord’s notice. If the final determination of the appeal results in a reduction of the Real Estate Taxes at issue and Landlord receives a cash refund from the taxing authority on account of overpayment of Real Estate Taxes for such year, Tenant shall receive a credit against the installment of Minimum Rent next coming due in the amount by which Tenant’s payments on account of Tenant’s Tax Payment exceeded the payments actually due for the applicable year, or if the Term of the Lease has expired within the preceding twelve (12) months (but not otherwise), Landlord shall refund to Tenant the amount of any such overpayment promptly following Landlord’s determination of the amount due to Tenant.

5.2.5 If Tenant shall pay any Tenant’s Tax Payment for any periods which were calculated on the basis of the qualification of the Property for a tax abatement program, and subsequently it is determined that for such periods or any portion thereof the Property was not entitled to the benefit of such program or that such program was invalid and a retroactive assessment is made, then Tenant’s Tax Payment for such periods shall be recomputed on the basis of the actual amount of Real Estate Taxes required to be paid in the absence of abatement. Landlord will notify Tenant in writing both of any additional amounts due (the “Deficiencies”) by Tenant by reason of such recalculations of Tenant’s Tax Payment for such periods in excess of Tenant’s previous payments of Tenant’s Tax Payment and of the amount of any increase in installments payable by Tenant pursuant to Subsection 5.2.3 above for the balance of the current Tax Year. Tenant shall pay the entire amount of the Deficiencies by the due date of the next installment of Minimum Rent due Landlord.

5.2.6 In the event that Base Year Real Estate Taxes include any tax that either (a) is only imposed for a finite period of time that ends during the Term of this Lease or (b) is repealed during the Term of this Lease, then in either such event Real Estate Taxes for the Base Year shall be computed without reference to such tax effective in the Tax Year after the Tax Year in which such tax expires or is repealed, as the case may be, and thereafter for the duration of the Term.

5.2.7 Any Tax Statement or other notice from Landlord pursuant to this Section 5 shall be deemed approved by Tenant as correct unless within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Tax Statement or other notice, specifying in detail the basis for such assertion. Pending the resolution of such dispute, however, Tenant shall make payments in accordance with said Tax Statement or other notice.

6. Operating Expenses.

6.1 Definitions.

As used in this Section 6 the following terms shall be defined as hereinafter provided:

6.1.1 “Operating Year” shall mean each calendar year, or such other period of twelve (12) months as hereafter may be adopted by Landlord as its fiscal year, occurring either in whole or in part during the Term of this Lease.

6.1.2 “Tenant’s Expense Share” shall be that percentage of Operating Expenses derived by dividing the Rentable Area contained within the Premises (as the same may from time to time increase or decrease) by the Rentable Area contained in the Office Space. As of the date of this Lease, Tenant’s Expense Share is agreed to be 2.9843%.

6.1.3 “Operating Expenses” shall mean the expenses incurred by Landlord in connection with the operation, repair, maintenance, protection and management of the Property, including by way of example rather than of limitation, the following:

6.1.3.1 Wages, salaries, fees and other compensation and payments, payroll taxes, contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits made to or on behalf of any and all employees of Landlord performing services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation: elevator operators; elevator starters; window cleaners; porters; janitors; maids; miscellaneous handymen; watchmen; persons engaged in patrolling and protecting the Property; carpenters; engineers; firemen; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; building or general manager; and clerical, accounting and administrative personnel. Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid to such independent contractors shall be included within Operating Expenses pursuant to Subsection 6.1.3.20 below.

6.1.3.2 The cost of employee uniforms, and the cleaning, pressing and repair thereof.

6.1.3.3 Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

6.1.3.4 Premiums and other charges incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation: all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workmen’s compensation insurance; boiler and machinery insurance; sprinkler leakage insurance; rent insurance; and health, accident and group life insurance for employees.

6.1.3.5 The cost of heat, water, sewer and all other utility services, servicing the Building generally, as well as the cost of electricity consumed during Business Hours by HVAC equipment serving more than a single floor of the Building (such as, but not limited to, the condensor water system pumps, cooling tower fan and fresh air fans located within the Building core) (the cost of electricity for HVAC equipment serving only a given floor being billed directly to the tenant or tenants of such floor pursuant to Section 8.8, or the equivalent, of their respective leases).

6.1.3.6 Costs (other than utilities costs, which are provided for in Subsection 6.1.3.5 above) incurred for operation, service, maintenance, inspection, repairs and alterations of the Property, including the heating, air-conditioning, ventilating, plumbing, outdoor underground heating coils, electrical and elevator systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

6.1.3.7 Sales and excise taxes and the like upon any of the expenses enumerated herein.

6.1.3.8 Management fees of the managing agent for the Building, if any.

6.1.3.9 The cost of tools, equipment, and supplies and any replacement thereof.

6.1.3.10 The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building.

6.1.3.11 Displays or decorations for the lobby, balconies and other public portions of the Property.

6.1.3.12 Dues paid to associations representing landlords.

6.1.3.13 The cost of telephone, telecopier and courier services, postage and delivery charges, office supplies, maintenance and repair of office equipment, and similar costs.

6.1.3.14 The cost of licenses, permits and similar fees and charges.

6.1.3.15 Auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of the Tax Statements and the Operating Expense Statements specified in Sections 5 and 6 of this Lease.

6.1.3.16 All costs incurred by Landlord to comply with governmental requirements (other than any fine or penalty imposed for noncompliance), whether federal, state or municipal; and all repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first class building, including without limitation capital expenditures which under generally applied real estate accounting practice are expensed or are regarded as deferred expenses.

6.1.3.17 All costs and expenses associated with the acquisition and installation of any energy or cost saving devices.

6.1.3.18 Fair market rental and other costs with respect to the management office for the Building.

6.1.3.19 Intentionally Omitted.

6.1.3.20 Cost of independent contractors performing services, including, but not limited to, cleaning, janitorial, window-washing, rubbish removal, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all fees due such independent contractors.

6.1.3.21 Legal fees with respect to the Property other than those incurred in the negotiation of tenant leases.

6.1.3.22 Capital expenditures necessitated by casualties to the extent the same are not covered by insurance.

6.1.3.23 Any and all other expenditures of Landlord which are properly expenses in accordance with generally accepted accounting principles consistently applied with respect to the operation, repair, maintenance, protection and management of first-class office buildings in the City of Philadelphia, Pennsylvania.

6.1.3.24 If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Subsections 6.1.3.16, 6.1.3.17, or 6.1.3.22 above (a “Capital Expenditure”), the total cost of which is not included in Operating Expenses for the Operating Year in which it was made, Landlord may include in Operating Expenses for the Operating Year in which such Capital Expenditure was made, and in Operating Expenses for each succeeding Operating Year, an annual charge-off of such Capital Expenditure. Annual charge-offs shall be determined by dividing the original Capital Expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the improvement, repair, alteration or replacement made with the Capital Expenditure; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry in the greater Philadelphia area, consistently applied. If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred. Notwithstanding the foregoing, if Landlord shall effectuate savings in labor or energy-related costs as a result of the installation of new devices or equipment, then Landlord may, in lieu of the above, elect to include up to the full amount of any such savings in each Operating Year (beginning with the Operating Year in which the equipment is placed in service) as an Operating Expense until Landlord has recovered thereby the cost of installation of said devices or equipment and interest thereon as above provided, even if the result of such application will result in the amortization of such costs over a period shorter than the useful life of such installation. Landlord shall notify Tenant in writing if Landlord elects to apply such savings to the cost of such equipment and shall include a statement of the amount of such savings in the Operating Expense Statement for each applicable Operating Year. Operating Expenses shall thereafter be reduced by the amount of any previous capital expenditures included therein expensed pursuant to this Subsection 6.1.3.24 when such amortization has been completed.

6.1.3.25 Notwithstanding anything to the contrary herein set forth, Tenant acknowledges that the Property is one of a number of commercial properties owned by Landlord, and Tenant agrees that costs and expenses of a sort otherwise properly includable in Operating Expenses that are incurred by Landlord for the benefit of the Property as well as other properties in Landlord’s portfolio may be reasonably pro rated by Landlord among the Property and such other properties, and the pro rata share thereof that is so allocated to the Property shall be included in Operating Expenses for the Property.

6.1.4 Operating Expenses shall be “net” and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant either to operating expense provisions of any lease or separate contractual arrangements).

6.1.5 In determining Operating Expenses for any Operating Year during which less than ninety five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, the actual Operating Expenses for such year shall be increased to the amount which normally would have been incurred for such Operating Year had such occupancy of the Building been one hundred percent (100%) throughout such Operating Year, as reasonably determined by Landlord.

6.1.6 Notwithstanding the provisions of Section 6.1.3, “Operating Expenses” shall not include expenditures for any of the following:

6.1.6.1 Any capital addition made to the Building, including the cost to prepare space for occupancy by a new tenant, except as set forth in Subsections 6.1.3.16, 6.1.3.17 or 6.1.3.22 above.

6.1.6.2 Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance.

6.1.6.3 Costs incurred in leasing or procuring new tenants, including, without limitation, leasing commissions, advertising expenses, legal fees for lease negotiations, lease concessions, construction of tenant improvements, construction allowances, and rental abatements (including the Abated Rent under this Lease).

6.1.6.4 Repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.

6.1.6.5 Depreciation and amortization of the Building, other than as permitted pursuant to Subsection 6.1.3.24.

6.1.6.6 Real Estate Taxes.

6.1.6.7 The salaries and benefits of any partner, shareholder, officer, director, trustee, or employee of Landlord above the grade of Building manager.

6.1.6.8 Debt service payments on any indebtedness applicable to the Property, including any mortgage debt, or ground rents payable under any ground lease for the Property and any other non-operating debts of Landlord.

6.1.6.9 Costs incurred in connection with the sale or other disposition, or attempted sale or disposition, of any ownership interest in the Building or Property, or any financing or refinancing of the Building or Property.

6.1.6.10 Any fine, interest or penalty incurred by Landlord for failure to take any action (including, without limitation, pay any amount) required by any governmental authority having jurisdiction over Landlord and/or the Property.

6.1.6.11 Organization expenses associated with the creation, operation, or modification of the entity that constitutes Landlord, including internal accounting and other such matters, as the same are distinguished from the costs of operation of the Property set forth in Section 6.1.3 above.

6.1.6.12 Any cost, liability, penalty, or damages that Landlord may be required to pay to Tenant under this Lease or to any other tenant of the Building under its lease.

6.1.6.13 Any costs for repairs that either (a) are necessitated by the gross negligence of Landlord or Manager, or (b) are to correct a defect or disrepair that was discovered prior to the Lease Commencement Date.

6.1.6.14 Costs and expenses otherwise included in Operating Expenses that have been charged to and paid by Tenant as Operating Expenses, to the extent Landlord is refunded or reimbursed for such costs and expenses from other sources, including, but not limited to, any insurance company, warranty company, government agency, vendor, other tenant of the Building, or other party, with Tenant being entitled to receive Tenant’s Expense Share in effect for the period to which such refund or reimbursement applies within thirty (30) days after Landlord receives such refund or reimbursement.

6.1.6.15 The cost of any special (i.e., in excess of Building standard) heating, ventilation, air conditioning, janitorial, electrical, or other special or extra services provided to any other tenant of the Building.

6.1.6.16 Any cost incurred in procuring goods or services relating to maintenance and operation of the Building and Property from any vendor, to the extent such cost exceeds the then-prevailing market rate in arm’s length transactions between unrelated parties for comparable goods or services provided to comparable office buildings located in the Philadelphia Center City District.

6.1.6.17 Subject to Section 6.1.3.24, the rental cost of any system, equipment or item which, if purchased, would not be includable as an Operating Expense hereunder.

6.1.6.18 Costs for acquisitions by Landlord of sculpture, paintings or other objects of fine art.

6.1.6.19 Costs of enforcement of leases.

6.1.6.20 Fees or costs incurred in connection with disputes with other parties, including, but not limited to, the Manager, any prospective purchaser of the Property, any existing or prospective mortgagee of the Property, other tenants, and vendors, other than those incurred for the general benefit of the Building’s tenants (e.g., property tax disputes).

6.1.6.21 Costs (including, without limitation, attorneys’ fees and disbursements) of any judgment, settlement or arbitration award resulting from any tort liability of Landlord, its agents, employees, and contractors.

6.1.6.22 Any other legal, professional, consulting or auditing fees, other than those reasonably incurred in connection with the maintenance and operation of the Property or in connection with the preparation of statements or other materials required pursuant to the provisions of this Lease.

6.1.6.23 “Takeover expenses” (i.e., expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building).

6.1.7 “Monthly Operating Expense Estimate” shall have the meaning specified in Subsection 6.2.1.1 hereof.

6.1.8 “Operating Expense Statement” shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories, (b) the Tenant’s Expense Payment (defined in Section 6.2) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the Term of this Lease, (c) the amount of payments made by Tenant on account of the Tenant’s Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate made by Tenant in the Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.

6.2 Tenant’s Expense Payment. During each Operating Year subsequent to the Base Year, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant’s Expense Share of the total dollar increase, if any, in Operating Expenses for such Expense Year over Base Expenses (“Tenant’s Expense Payment”). For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term of this Lease, Tenant’s Expense Payment shall be prorated on a per diem basis.

6.2.1 Such Additional Rent shall be paid (or credited) in the following manner:

6.2.1.1 Beginning with the Rent Commencement Date and continuing thereafter on the first day of each month until receipt of the Operating Expense Statement with respect to the Operating Year during which the Rent Commencement Date occurs, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord’s estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord’s projections of any anticipated increases or decreases thereof) of Tenant’s Expense Payment for the current Operating Year (or remaining portion thereof) (the “Monthly Operating Expense Estimate”). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.

6.2.1.2 Following the end of each Operating Year, Landlord shall furnish Tenant an Operating Expense Statement setting forth the information described in Subsection 6.1.8 above. Within fifteen (15) days following the receipt of such Operating Expense Statement (the “Expense Share Date”) Tenant shall pay to Landlord: (i) the amount by which the Tenant’s Expense Payment for the Operating Year (or portion thereof) covered by the Operating Expense Statement exceeds the aggregate of Monthly Operating Expense Estimates paid by Tenant with respect to such Operating Year (or portion thereof); and (ii) the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed in the current Operating Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued. Landlord shall diligently endeavor to furnish Tenant an Operating Expense Statement not later than one hundred and twenty (120) days following the end of each Operating Year. Nothing herein contained shall preclude Landlord from sending to Tenant a corrected Operating Expense Statement at any time or from time to time if Landlord finds that a prior Operating Expense Statement was incorrect or incomplete, whereupon Tenant shall pay to Landlord any deficiency owing or Landlord shall refund to Tenant any overpayment, as the case may be, in either case within thirty (30) days after Tenant’s receipt of the corrected Operating Expense Statement.

6.2.1.3 On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.

6.2.1.4 If on any Expense Share Date Tenant’s payments of the installments of the Monthly Operating Expense Estimate for the preceding or current year’s Operating Expenses are greater than the actual Operating Expenses for such preceding Operating Year or Monthly Operating Expense Estimate for the current year, Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent. If the Term of the Lease has expired prior to the Expense Share Date for the applicable Operating Year and if Tenant’s payments of Monthly Operating Expense Estimate either exceed or are less than Tenant’s Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall be made on the Expense Share Date. The provisions of this Subsection 6.2.1.4 shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 6.2.1.4 against such sums owed by Tenant to Landlord.

6.2.2 Any Operating Expense Statement or other notice from Landlord pursuant to this Section 6 shall be deemed approved by Tenant as correct unless, within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Operating Expense Statement or other notice, specifying in detail the bases for such assertion. Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement or other notice pending the resolution of such dispute.

6.3 Audit of Landlord’s Books. If Tenant notifies Landlord within sixty (60) days after receipt of a given Operating Expense Statement that Tenant elects to undertake an audit of such Operating Expense Statement, time being of the essence, then Landlord shall make available its books and records relating to such Operating Expense Statement for inspection and audit at Tenant’s expense within Landlord’s offices by an employee of Tenant or a nationally or regionally recognized certified public accounting firm of Tenant’s choice and reasonably acceptable to Landlord, at a mutually convenient time during Landlord’s normal business hours and upon at least ten (10) business days prior written notice to Landlord. If Tenant timely elects to undertake an audit hereunder, such audit must be completed by Tenant within sixty (60) days after Tenant gives notice to Landlord electing to undertake such audit. In the event of an audit, Tenant covenants that Tenant and its employees and representatives shall hold all information obtained from such audit in the strictest confidence, and upon completion of the audit, Tenant shall deliver a true, correct and complete copy of the audit report to Landlord free of charge. If, following an audit, it is finally determined or the parties agree that the actual Operating Expenses for the period in question differed from those set forth on Landlord’s Operating Expense Statement, then Landlord shall promptly refund to Tenant any excess payment (or credit same against the next owing installment of Rent, if Landlord so elects) or Tenant shall promptly pay to Landlord any deficiency, in either case within thirty (30) days following written request from the other. Furthermore, if, following an audit, it is finally determined or the parties agree that Landlord’s Operating Expense Statement overstated Operating Expenses for the period in question by more than five percent (5%), then Landlord shall reimburse Tenant for the commercially reasonable costs of such audit (limited to the fees of Tenant’s accountant or other representative who conducted such audit, which shall be charged on an hourly basis and shall not be a contingency fee, exclusive of travel, lodging, dining and other ancillary expenses). Any and all objections of Tenant with respect to the Operating Expenses and the calculation thereof for a given calendar year shall be waived if Tenant does not give written notice to Landlord electing to exercise the audit right herein contained within sixty (60) days after receipt of the Operating Expense Statement for such Operating Year. If Tenant timely elects to undertake an audit hereunder with respect to an Operating Expense Statement for a given calendar year, then any and all objections of Tenant with respect to the Operating Expenses and the calculation thereof for that Operating Year, excepting only those specifically referenced in reasonable detail in a written notice from Tenant to Landlord given within thirty (30) days following completion of such audit, shall be waived. Notwithstanding the foregoing, (a) Tenant may not conduct an audit hereunder if an Event of Default then exists, (b) no subtenant shall have the right to conduct an audit hereunder, and (c) no assignee shall conduct an audit hereunder with respect to any period prior to the date on which such assignee became the Tenant under this Lease.

7. Improvement of the Premises.

7.1 Tenant Work. Landlord shall construct within the Premises, at Landlord’s expense (subject to Tenant’s obligation to pay certain excess costs under Section 7.9, below), those certain improvements depicted on that certain Schematic Plan labeled SP-1 and dated 8/21/09, as amended 3/9/10, prepared by Meyer Design Inc. (the “Schematic Design Documents”), including all add alternate items referenced therein. Landlord and Tenant hereby approve the Schematic Design Documents. All work agreed to be performed by Landlord pursuant to this Section 7 (including all materials, supplies, components, labor and services required therefor) is herein referred to as the “Tenant Work”. Notwithstanding anything to the contrary that may be set forth in this Section 7 or in the Schematic Design Documents or the Construction Documents (hereinafter defined), the Tenant Work does not include the installation of Tenant’s voice and data equipment and wiring, which Tenant agrees to undertake at Tenant’s sole expense.

7.2 Tenant’s Construction Representative. Prior to the commencement of any design documentation, the Tenant, by notice to Landlord in writing, shall designate a single individual as the “Tenant’s Construction Representative,” who Tenant agrees shall be available to meet and consult with Landlord on a continuing basis at the Premises as Tenant’s representative concerning the matters which are the subject of this Section 7 and who, as between Landlord and Tenant, shall have the power legally to bind Tenant in giving direction to Landlord respecting the Construction Documents and the Tenant Work, in giving approvals of design documents and work, and in making requests and approval for changes.

7.3 Preparation, Review and Approval of Tenant’s Construction Documents.

7.3.1 Tenant shall, at its expense (subject to reimbursement on the terms hereinafter set forth), consult with its architect, engineer, designer and such other consultants as it shall deem necessary for development, timely completion and delivery to Landlord of one (1) complete reproducible set and six (6) blue-line print sets of complete and final “Construction Documents” consisting of (a) working drawings; (b) six (6) copies of specifications, as approved by Landlord for the construction of the Premises for Tenant’s occupancy; and (c) a permit set, which Construction Documents shall conform to the Schematic Design Documents. Further, promptly following execution of this Lease, and prior to commencement of preparation of the Construction Documents, Tenant will cause its architect or engineer to conduct a field survey of the Premises to verify critical dimensions. Notwithstanding the foregoing, Landlord shall reimburse Tenant for any and all costs incurred by Tenant for the preparation of the Construction Documents and Schematic Design Documents, as well as any and all Engineering Fees, and Construction Administration Fees incurred for the purpose of substantially completing the Tenant Work, up to the maximum aggregate sum of $56,702.50. Such reimbursement shall be payable to Tenant within thirty (30) days of Tenant’s submittal of invoices to Landlord and a request for payment, all in form reasonably acceptable to Landlord.

7.3.2 Tenant’s Construction Documents shall be signed and sealed by a reputable architect or professional engineer (where applicable) licensed and registered in the Commonwealth of Pennsylvania. In addition to conforming to the Schematic Design Documents, the Construction Documents shall also conform to all applicable laws, ordinances, building codes and requirements of public authorities and insurance underwriters. The Construction Documents shall contain, at a minimum, floor plans, reflected ceiling plans, power and telephone plans, mechanical plans, electrical plans, fire protection plans and all other details and schedules which designate the locations and specifications for all mechanical, electrical, fire protection and life safety equipment to be installed in the Premises, and all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets, special air conditioning, and other improvements to be installed within the Premises.

7.3.3 [Intentionally omitted.]

7.3.4 Landlord Approval. When Tenant has approved in every respect the Construction Documents prepared by Tenant’s architect and confirmed that the Construction Documents conform in all material respects to the requirements of Sections 7.3.1 and 7.3.2 above (and do not, unless Landlord has given Landlord’s prior written consent thereto, furnish any grounds for Landlord disapproval stated in Sections 7.3.4.3 or 7.3.4.5 below), Tenant shall cause its architect to deliver to Landlord the sets of the Construction Documents required under Section 7.3.1 hereof, in form, content and number meeting all City of Philadelphia requirements for application for and issuance of a building permit (the “Tenant-Approved Construction Documents”). The Tenant-Approved Construction Documents shall be subject to Landlord’s approval subject to the following procedural requirements:

7.3.4.1 Landlord shall review the Tenant-Approved Construction Documents and, within three (3) business days after Landlord’s receipt thereof from Tenant, shall either approve the same or return the same to Tenant with a request for such modifications as Landlord shall deem necessary and appropriate in accordance with the standards herein set forth.

7.3.4.2 If Landlord shall return the Tenant-Approved Construction Documents to Tenant with any modifications requested as described in Section 7.3.4.1, Tenant shall have a period of two (2) business days within which to make such requested modifications and to resubmit the modified Tenant-Approved Construction Documents to Landlord.

7.3.4.3 To the extent the Tenant-Approved Construction Documents, in Landlord’s sole judgment, involve any material modification of, or material negative impact upon, the Property’s structural, mechanical, electrical or plumbing systems or components, then such approval may be withheld by Landlord in its absolute and sole discretion. Otherwise, Landlord’s approval shall not be unreasonably withheld. The process of submittal and review and, if applicable, modification and resubmittal, of the Tenant-Approved Construction Documents as set forth in Sections 7.3.4.1 and 7.3.4.2 above, shall be repeated as necessary until the Tenant-Approved Construction Documents are finally approved by Landlord.

7.3.4.4 [Intentionally omitted.]

7.3.4.5 Without limiting the generality of the foregoing, any disapproval by Landlord of original or modified Construction Documents submitted by Tenant under this Section 7.3.4, and request to Tenant to make specified modifications thereto, shall be deemed “reasonable” if, in Landlord’s judgment, the work detailed therein: (a) involves any modification of, or is likely to adversely affect the Building’s structural, mechanical, electrical or plumbing systems or components, or is otherwise likely to adversely impact the safety of the Building and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant’s premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may reasonably withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Tenant Work or any plans, drawings, specifications or other items associated with the Tenant Work, nor Landlord’s performance, supervision or monitoring of the Tenant Work, shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises. Approval by Landlord of any Tenant’s plans and specifications shall not constitute a waiver by Landlord of the right to thereafter require Tenant to amend same to provide for omissions therein later discovered by Landlord.

7.4 Tenant Delays. Each of the following shall constitute a “Tenant Delay”:

7.4.1 Tenant’s failure to deliver the Tenant-Approved Construction Documents to Landlord by March 26, 2010.

7.4.2 Any failure by Tenant to furnish any required notice, plan, drawing, information, approval or consent within any respective required time period as set forth in this Section 7 or elsewhere in this Lease or in a written notice from Landlord at the time requested.

7.4.3 Tenant’s failure to (i) timely modify the Tenant-Approved Construction Documents or any other applicable documents strictly in accordance with Landlord’s requests or (ii) timely re-submit the same, as modified, to Landlord, all in accordance with subsection 7.3.4.2 above.

7.4.4 Any changes to the Construction Documents (as the same may be modified pursuant to and in accordance with this Section 7) which changes are made or requested by Tenant following Tenant’s submission of any such documents to Landlord (regardless of whether Landlord has completed its review and approval of any of the same), or any changes to the Tenant Work itself, provided that if Tenant’s request for a change to the Tenant Work is specifically conditioned upon its approval of Landlord’s estimate of such delay, Landlord shall promptly notify Tenant of Landlord’s good-faith estimate of the anticipated delay, and the change shall not be placed into effect until Tenant shall have approved such estimated delay.

7.4.5 Delays in furnishing materials, services, supplies, labor or components required by the Tenant.

7.4.6 Delays caused by the performance of or failure to perform any work or by any activity in the Premises by Tenant or any of its employees, agents, or contractors.

7.4.7 Delays caused by any fault of Tenant or its agents, employees or contractors, including its architect and other designers and consultants.

Notwithstanding the foregoing, in the event that any failure of Tenant to take any action described in this Subsection 7.4 is not due to circumstances within Tenant’s control, i.e., is due to either a Force Majeure Delay as defined in Section 1 above or a Landlord Delay as defined in Section 3.3.3 above, then such failure shall not constitute a Tenant Delay under this Lease, but rather shall constitute a Force Majeure Delay or a Landlord Delay, as the case may be; provided, however, that any delay on the part of Tenant’s architect in timely producing the Tenant-Approved Construction Documents or any required revisions thereof shall be deemed a delay within Tenant’s control for purposes hereof.

7.5 Substitutions and Changes. In constructing the Tenant Work, Landlord reserves the right (a) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) to make changes to the work necessitated by conditions met in the course of construction, provided that if Landlord believes any change is material and substantial in nature, then Tenant’s approval of such change shall first be obtained (which approval shall not be unreasonably withheld so long as there shall be general conformity with Tenant’s Construction Documents and shall be deemed given unless withheld in writing within three (3) business days following Landlord’s request therefor).

7.6 Landlord’s Contractor. The Tenant Work is to be performed by Landlord’s contractor, which shall be selected by Landlord.

7.7 Tenant’s Access, Inspection, and Approval.

7.7.1 Landlord, upon reasonable notice, shall afford Tenant and Tenant’s Construction Representative or agent(s) access to the Premises, at reasonable times during the course of construction and at Tenant’s sole risk and expense, for the purposes of inspecting and verifying the performance of any work completed or in progress, and of taking field measurements. In addition, Tenant’s contractors shall be permitted to enter the Premises (a) on June 1, 2010 if Landlord estimates that the date of Substantial Completion will be June 28, 2010, or (b) in all other events, during the thirty (30) days preceding the occurrence of Substantial Completion, in order to install Tenant’s (i) furniture, (ii) telephone and data equipment, systems and cabling and (iii) mail and supply operations (collectively, “Tenant’s Installations”), all subject to the scheduling and direction of Landlord and Landlord’s contractor in order to avoid interference with completion of construction of the Tenant Work. Tenant’s Construction Representative shall visit the Premises at intervals appropriate to the stage of construction of the Tenant Work, so as to become familiar with the progress, quantity and quality of such work, and shall inspect and verify the performance of all work done by Landlord on a continuing basis so that Tenant’s Construction Representative is able to certify the full extent of the Tenant Work completed.

7.7.2 [Intentionally omitted.]

7.7.3 Tenant’s Construction Representative shall advise Landlord verbally and in writing, in a timely fashion, of any objection to the performance of the Tenant Work. Landlord shall promptly undertake and diligently prosecute the correction of any defective

Tenant Work of which it is notified in writing as aforesaid, unless such defective Tenant Work is a result of defective design or incomplete or uncoordinated Tenant Construction Documents.

7.7.4 On or about the date on which the Tenant Work is Substantially Complete, Tenant’s Construction Representative and Landlord’s representative shall inspect the Premises to confirm Substantial Completion, shall jointly prepare and initial a list of Punchlist Items, if any, and shall make any necessary final arrangements for Tenant to take occupancy of the Premises on the Rent Commencement Date. Landlord shall proceed with reasonable diligence to complete all of the Punchlist Items within thirty (30) days after such inspection except for items which cannot be reasonably completed within such thirty (30) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter. Other than as to any such Punchlist Items, the parties hereby agree that, effective as of the date of the herein described inspection (the “Inspection Date”), all Tenant Work shall be conclusively presumed to have been satisfactorily performed in accordance with the requirements of this Lease; provided, however, that, except as to any Tenant Work performed by or on behalf of Landlord in accordance with the Construction Documents to the extent such work was defectively designed by Tenant’s architects or engineers (as to which Landlord shall have no liability in any event), the foregoing presumption shall not apply: (i) to latent defects in the Tenant Work which could not reasonably have been discovered on the Inspection Date, provided Tenant notifies Landlord thereof within one hundred twenty (120) days after the Inspection Date, or (ii) to defects discoverable by a visual inspection provided Tenant notifies Landlord thereof within fifteen (15) days after the Inspection Date. As to any item of Tenant Work remaining to be completed under the preceding sentence after the Inspection Date, Landlord shall complete such item within sixty (60) days after Tenant’s notice thereof (except for items which cannot reasonably be completed within such sixty (60) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter).

7.8 [Intentionally Omitted.]

7.9 Additional Work. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the Tenant Work described in the approved Schematic Design Documents, including, without limitation, any item, finish, material or improvement that Tenant desires to include in the Construction Documents that is inconsistent with the approved Schematic Design Documents and will increase Landlord’s Cost, (defined herein), and any change orders submitted by Tenant seeking to modify the Construction Documents after same are Issued for Construction (all of the foregoing are collectively referred to herein as “Additional Work”), and upon the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Section 7.9. As used herein, the term “Landlord’s Cost” shall mean the sum of (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor, change orders, services, insurance requirements, “general conditions”, permits, and all other costs necessary to complete any given item of Additional Work, plus (ii) Landlord’s professional, designer, architectural and engineering fees (if applicable) and costs, including, without limitation, the cost of review, preparation and revisions to drawings and other plans relating to the Tenant Work, plus (iii) legal fees incurred in connection with preparation and/or negotiating any construction contracts therefor, plus (iv) an amount equal to three percent (3%) of the aggregate of the foregoing costs as compensation to Landlord for administration and supervision. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of Landlord’s Cost of such Additional Work and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the “TEO”) for the Additional Work in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire Landlord’s Cost of such Additional Work within five (5) days after Landlord’s submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire Landlord’s Cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to construct only the Tenant Work as detailed in the approved Schematic Design Documents.

7.10 Tenant’s Contractors. During the Term of this Lease, in making any alterations and improvements or performing any other work of any kind within the Premises through the services of any contractor or contractors, the following conditions shall be fulfilled, and Tenant, by undertaking to have such work performed by its contractor or contractors, shall be deemed to have agreed to cause such conditions to be fulfilled:

7.10.1 Prior to commencing any such work, Tenant shall (a) furnish Landlord with a written description of the proposed work and reasonably detailed plans and specifications therefor and (b) to the extent required under this Section 7 or Section 10.7 hereof, obtain the approval of Landlord, in writing, for the specific work it proposes to perform and all such plans and specifications.

7.10.2 The work shall be performed at Tenant’s expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord’s sole opinion, and who in fact do not, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Tenant’s contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit “E” attached hereto, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.

7.10.3 No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s contractors or subcontractors in the Premises or in or about the Property generally. Landlord shall, however, endeavor to allow Tenant access for such work at the earliest time after the Substantial Completion Date, consistent with the restrictions of this Section 7.10. Tenant’s contractors and subcontractors shall be subject to the decisions of Landlord’s contractor as to such matters and as to avoidance of interference with other tenants of the Building or the work of other tenants’ contractors and subcontractors, but Landlord’s contractor shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors or for the coordination of the work of Landlord’s contractors or others with Tenant’s contractors.

7.10.4 Except as otherwise set forth in this Section 7.10, all such work shall be subject to the requirements and provisions of Sections 10.6, 10.7 and 25 of this Lease.

7.10.5 Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s, or any other tenant’s, contractors and subcontractors.

8. Services.

Landlord agrees that in consideration of Tenant’s performance of its obligations under this Lease and so long as Tenant is not in default under this Lease, Landlord shall provide services after the Rent Commencement Date as follows:

8.1 HVAC.

8.1.1 Landlord’s Basic Service. Heat or air-conditioning to the Premises (depending on the season) and ventilation (collectively, “HVAC”) when required for comfortable occupancy and use of the Premises, during Business Hours, the cost of electricity for which shall be included in Operating Expenses. Heat or air-conditioning and ventilation required by Tenant at other times shall be available to Tenant at Landlord’s then prevailing rates with prior notice to Landlord, and shall be paid for by Tenant as Additional Rent within thirty (30) days after billing. The furnishing of the foregoing heating, air-conditioning and ventilation services during the times and in accordance with the standards hereinabove set forth shall be subject to any statute, ordinance, rule, regulation, resolution or recommendation for energy conservation which may be promulgated by any governmental agency or organization which Landlord shall be required to abide by or in good faith may elect to observe.

8.1.2 Supplemental HVAC Units. The HVAC service referenced in Section 8.1.1 is separate and apart from any HVAC service which Tenant obtains through any supplemental HVAC unit or units now or hereafter contained within the Premises, for which Tenant shall be billed for all electricity usage pursuant to Section 8.8 below, and which supplemental unit or units shall be Tenant’s sole obligation to maintain, repair or replace. Without limiting the generality of the foregoing, during the Term Tenant shall maintain in force a maintenance contract with a reputable HVAC service contractor approved by Landlord (which approval shall not be unreasonably withheld or delayed) providing for quarterly inspection and maintenance of all supplemental HVAC units within the Premises, and Tenant shall furnish to Landlord a copy of said contract from time to time upon Landlord’s request. During the Term, Tenant shall pay to Landlord each month, within thirty (30) days after billing, for Tenant’s usage (as reasonably determined by Landlord) of condensor water provided to Tenant’s supplemental HVAC units in the Premises, at Landlord’s then standard rates. At Landlord’s election, the condensor water provided to the supplemental HVAC unit or units within the Premises may be separately metered by Landlord at Tenant’s expense, in which event Landlord shall bill to Tenant for the condensor water consumption reflected on such meter.

8.2 Elevators. Landlord shall provide self-service passenger elevator service to the Premises during Business Hours, with one elevator subject to call at all other times. Landlord shall also provide freight elevator service, subject to such reasonable rules and regulations as to availability and use as Landlord may hereafter promulgate from time to time.

Freight elevator service is available at no charge Monday through Friday between the hours of 7:30 AM and 4:00 PM, exclusive of Holidays. Tenant shall be required to pay Landlord for any special services required by Tenant in connection with freight elevator use at other times at such rates as Landlord shall establish therefor.

8.3 Access. Tenant and its employees shall have access to the Premises subject to compliance with such security measures as shall from time to time be in effect for the Building.

8.4 Janitorial. Landlord shall provide janitorial services to the Premises consistent with those set forth in the Cleaning Specifications attached hereto as Exhibit D. Any and all additional or specialized janitorial services desired by Tenant shall be contracted for by Tenant directly with Landlord’s independent janitorial contractor and the cost and payment thereof shall be the sole responsibility of Tenant. Without limitation of the foregoing, the Cleaning Specifications provide for Landlord’s janitorial contractor (subject to the specific terms stated therein) to separately collect paper waste and all other waste, but not to perform any collection services as to additional recycling receptacles that Tenant may elect to install in the Premises for other recyclable items. Should Tenant elect to install any such additional receptacles, Tenant, subject to Landlord’s prior consent, which shall not be unreasonably withheld or conditioned, may engage an outside contractor to collect any such additional recyclable items.

8.5 Landlord Repairs. Landlord shall make all necessary structural repairs to the Building, all repairs which Landlord shall determine may be needed to the central Building mechanical, HVAC, electrical and plumbing systems in and servicing the Premises and all repairs to exterior windows. In the event that any such repair is required by reason of the negligence or abuse of Tenant or its agents, employees, invitees or of any other person using the Premises with Tenant’s consent, express or implied, Landlord may make the repair and charge Tenant for the costs thereof plus interest thereon at the Lease Interest Rate (as herein defined) computed from the date such costs are incurred by Landlord until paid, which costs and interest shall be due and payable following completion of the repairs with the next installment of Minimum Rent thereafter due. Any repairs to any non-building standard fixtures or other improvements installed or made by or at the request of Tenant requiring maintenance or repairs of a type or nature not customarily provided by Landlord to office tenants of the Building, and necessary replacements of non-building standard fixtures or improvements, shall be made by Landlord at Tenant’s expense or, at Landlord’s election, by contractors engaged by Tenant and approved by Landlord, at Tenant’s expense.

8.6 Water. Landlord shall provide water in reasonable quantities consistent in Landlord’s judgment with customary office usage for drinking, lavatory and toilet purposes to be drawn from the bathrooms or other approved fixtures within the Premises.

8.7 Public Areas. Landlord shall keep and maintain the public areas and facilities of the Building reasonably clean and in good working order, and the sidewalks adjoining the Building in reasonably good repair and, during Business Hours, free from accumulations of snow and ice.

8.8 Electricity.

8.8.1 Landlord shall furnish, at Tenant’s cost and expense, the Premises with electric current for lighting and normal office use, and shall replace light bulbs and tubes when required. The cost of replacement light bulbs, tubes, lamps, and ballasts, plus the labor cost for such replacement, shall be paid by Tenant as Additional Rent. Tenant’s use of electric energy in the Premises shall not at any time exceed the safe capacity of any of the electric conductors and equipment in or otherwise serving the Premises. Tenant shall not, without Landlord’s prior written consent in each instance, connect to the Building’s electric distribution system any fixtures, appliances, equipment or machinery other than (a) lamps, typewriters, computers, servers, photocopiers, and similar small office machines, (b) normal appliances (coffeemakers, refrigerator, mircrowave oven and food/beverage vending machines) in the employee break area of the Premises, and (c) supplemental HVAC units covered by Section 8.1.2 above, nor make any alterations or additions to the electric system of the Premises. Should Landlord grant such consent, all additional lines, risers or other equipment required therefor shall be provided by Landlord at Tenant’s cost and expense. Landlord may condition such consent upon the payment by Tenant of additional rent as compensation for the additional consumption of electricity occasioned by the operation of said equipment or machinery. The 27th floor is separately submetered for electricity, and Landlord shall bill Tenant for electrical consumption each month based on the submeter readings and the average rate paid by Landlord to the utility company, including all surcharges, taxes, fuel adjustments, transfer charges or similar charges paid by Landlord to such utility. Tenant shall pay to Landlord the amount so billed within ten (10) days after receipt of Landlord’s bill, as additional rent. Tenant agrees that if, in the future, it is required by the Pennsylvania Public Utility Commission or by a Federal or state law or by applicable tariff as a necessary condition to the supply of electric energy to the Premises or any part thereof, to become the direct customer of the applicable utility, Tenant will do so.

8.8.2 Landlord has advised Tenant that Philadelphia Electric Company (the “Current Service Provider”) is the utility company selected by Landlord to provide electric service for the Building. Notwithstanding the foregoing, if permitted by law, the Landlord shall have the right at any time from time to time during the Term to either contract for service from a different company or companies providing electricity service (each an “Alternate Service Provider”) or continue to contract for service from the Current Service Provider. Tenant shall cooperate with Landlord, the Current Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Current Service Provider and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

8.9 Directory. Landlord shall maintain an electronic directory of office tenants in the lobby area of the Building, on which shall be listed the name of Tenant. Landlord will not impose a charge for preparing and installing Tenant’s initial listings on the lobby directory.

9. Limitation Regarding Services.

Landlord reserves the right, without any liability to Tenant and without being in breach of any covenant of this Lease, to interrupt or suspend service of any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other Building systems serving the Premises, or the rendering of any of the other services required of Landlord under this Lease, whenever and for so long as may be necessary by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this Lease, by law, or in good faith deems advisable to make or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any cause beyond Landlord’s reasonable control, including, without limitation, (i) mechanical failure, (ii) governmental restrictions on the use of materials or the use of any of the Building’s systems and (iii) any change, failure, interference, disruption or defect in the supply or character of the electric energy furnished to the Premises by the Current Service Provider or any alternate Service Provider. In each instance, however, Landlord shall exercise reasonable diligence to eliminate the cause of the interruption and to effect restoration of service. Tenant shall not be entitled to any diminution or abatement of rent or other compensation, or to assert that a constructive eviction has occurred, and this Lease and all of the obligations of Tenant hereunder shall not be affected or reduced nor shall Landlord be liable to Tenant in any way, by reason of the interruption, stoppage or suspension of any of the Building’s systems or services arising out of any of the causes set forth in this Section. Notwithstanding anything to the contrary hereinabove set forth, if any failure to provide any service or utility required of Landlord under this Lease shall continue for more than five (5) consecutive Business Days, and provided (i) such failure arises from a matter within Landlord’s control, and (ii) such failure renders all or any material portion of the Premises untenantable (as evidenced by Tenant’s inability to conduct its business therein), then, as Tenant’s sole and exclusive remedy for such failure, payments of Minimum Rent shall be abated on a per diem basis, in proportion to the portion of the Premises (if less than all) so rendered untenantable, commencing on the sixth (6th) consecutive Business Day of such interruption and continuing thereafter for the duration of such untenantability.

10. Care of Premises.

Tenant agrees that it shall comply with the following requirements:

10.1 Notice of Damage or Accident. Tenant shall give Landlord prompt written notice of any accident in the Premises and of any breakage, defect or failure in any of the systems or equipment serving the Premises.

10.2 Access to Landlord. Tenant shall give Landlord access to the Premises at all reasonable times, without charge or diminution of rent and upon reasonable prior notice (except that no prior notice shall be required in an emergency), to enable Landlord:

10.2.1 to examine the same and to take any and all measures (including inspections, repairs, additions and alterations and improvements to the Premises or the Property) as Landlord may deem necessary or advisable for the preservation of the integrity, safety and good order of the Property or any part thereof, or of Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Property or in order to comply with laws, orders and requirements of governmental or other authorities; and

10.2.2 to show the Premises to prospective mortgagees, assignees and purchasers and to others having a legitimate interest therein (and to prospective tenants of the Premises as well during the one (1) year period prior to expiration of the Term hereof).

10.3 Condition. Tenant at its sole cost and expense shall maintain the Premises and all fixtures and appurtenances thereto including, but not limited to, ceilings, partitions, doors, lighting fixtures, switches, floor coverings, and tenant improvements in good order, condition and repair during the Term of this Lease, except that the Landlord, at Landlord’s expense (unless caused by the fault or negligence of Tenant, its contractors, agents or employees, in which event at Tenant’s expense) shall keep in repair those items specified in Section 8.5 hereof. All repairs, replacements and alterations made by Tenant shall be at least sufficient to maintain the Premises in as good condition and repair as was the Premises at the beginning of the term, reasonable wear and tear excepted, subject only to Landlord’s obligations under Section 8.5. Tenant shall not overload the Premises or any of its systems, or damage or deface the Premises nor commit any waste thereon. In addition, Tenant shall also at all times (subject to Section 8.4 hereof) remove all dirt, rubbish, waste, and refuse from the Premises.

10.4 Surrender. Upon the termination of this Lease for any cause whatsoever, Tenant shall remove Tenant’s goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as at the inception of the Term of this Lease (or, subject to Section 10.7.4 hereof, in such condition as the same hereafter may be improved by Landlord or Tenant), reasonable wear and tear, damage by fire or other casualty and repairs which are Landlord’s obligation excepted. Goods and effects not removed by Tenant at the termination of this Lease shall be considered abandoned and Landlord may, upon five (5) days notice to Tenant, dispose of and/or store the same as it deems expedient, the cost thereof to be charged to Tenant and payable upon demand.

10.5 Rules and Regulations. Tenant shall observe the rules and regulations attached hereto as “Exhibit C” and all additions thereto and modifications thereof as may be promulgated by Landlord from time to time by written notice to Tenant and which, in Landlord’s reasonable judgment, are desirable for the general safety, comfort and convenience of occupants and tenants of the Building. All rules and regulations shall be deemed a part of this Lease, as conditions, with the same effect as though written herein, and Tenant covenants that they shall be faithfully observed by Tenant, Tenant’s employees, and all those visiting the Premises or claiming under Tenant. Landlord shall not enforce the rules and regulations in a discriminatory manner, but Landlord shall not be responsible for the failure of any other tenant or occupant of the Building to observe any of said rules and regulations.

10.6 Compliance with Law. Tenant agrees at all times to comply promptly and fully at Tenant’s sole cost and expense with all laws, ordinances, regulations and other requirements whatsoever, including without limitation environmental laws, of any and all Federal, Commonwealth or local authorities or of the Board of Fire Underwriters or any insurance organizations, associations or companies, which impose obligations upon Tenant or

Landlord with respect to the Premises or Tenant’s use or occupancy thereof (collectively the “Laws”), solely to the extent that compliance is necessitated due to (i) Tenant’s specific use, occupancy or alteration of the Premises or any portion thereof, or (ii) any act or omission of Tenant or any employees, agents, contractors, licensees or invitees of Tenant. Notwithstanding the foregoing, to the extent that Tenant’s compliance with Laws pursuant to the preceding sentence will entail construction of any addition to or any material modification of any Building systems, or will, in Landlord’s reasonable estimation, materially impact Building structural elements, Landlord may undertake such compliance on Tenant’s behalf, in which event Tenant shall reimburse to Landlord all of Landlord’s out-of-pocket costs and expenses so incurred within fifteen (15) days after billing as additional rent. Tenant also agrees that it shall not knowingly do or commit, or suffer to be done or committed anywhere in or on the Property, any act or thing contrary to any of the Laws. Without limiting the foregoing, Tenant agrees that the Laws include the federal Americans with Disabilities Act (“ADA”) and that Tenant’s responsibilities hereunder include the duty to ensure that (a) the Premises, and all facilities and improvements therein, will not constitute a “place of public accommodation” as defined under the ADA and related regulations, and (b) only if the Premises comprise any full floor of the Building, that all facilities on such floor of the Building, whether or not technically within the Premises (such as, but not limited to, restrooms and elevator lobbies), comply with the ADA. The parties agree that:

•	Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below;

•	Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease;

•	Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises;

•

Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises; and

•	Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

Tenant agrees to indemnify Landlord and hold Landlord and Landlord’s agents, officers, partners, directors and employees harmless of and from all costs and expenses incurred by Landlord or any of them as a consequence of any and all claims made against Landlord or any of them resulting from or arising out of any default by Tenant in the performance of the obligations contained in this Subsection 10.6.

10.7 Alterations; Additions.

10.7.1 For each and every alteration, addition or improvement Tenant wishes to make, Tenant shall first (i) submit to Landlord a detailed description thereof, and (ii) obtain Landlord’s written approval thereof. Notwithstanding the foregoing, Landlord’s written approval shall not be required for any project that will cost, in the aggregate (for a given project), less than $50,000.00 to complete and which will solely entail any or all of the following types of work: (a) the laying of carpeting within the Premises, (b) the papering, painting, staining or oiling of interior surfaces of the Premises, (c) the hanging of pictures, diplomas, objects of art or similar items within the Premises in a manner consistent with applicable Building rules and regulations, and (d) the undertaking of nonstructural alterations that will not in any way impact the exterior of the Building or the Building’s external appearance and will not materially or adversely impact the Building’s structural, mechanical, HVAC, electrical or plumbing systems or components; provided, however, that Tenant shall nonetheless give Landlord prior written notice of any intended work or alterations of the sort referenced in this sentence, together with a detailed description thereof, and such work or alterations shall be undertaken in accordance with all of Landlord’s then-applicable rules and regulations and the other terms of this Lease, and shall be subject to Landlord’s reasonable scheduling requirements if the work is of a nature that might disturb other tenants of the Building or interfere with ongoing construction activities elsewhere in the Building.

10.7.2 Provided that the proposed alteration, addition or improvement does not in Landlord’s judgment involve any material modification to the Property’s exterior or its external appearance, or its structural, mechanical, HVAC, electrical, or plumbing systems or components, such approval shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with reasonable requirements of Landlord.

10.7.3 Landlord may withhold its approval in its absolute and sole discretion with respect to each such alteration, addition or improvement which Landlord determines involves any modification to the Property’s exterior or its external appearance, or its structural, electrical, mechanical, HVAC or plumbing systems or any components thereof.

10.7.4 Tenant shall not permit any financing statement or statements to be filed by any third party with respect to any of the Tenant Work, or with respect to any other alterations, additions or improvements made by Tenant within the Premises, or with respect to any fixtures attached to the Premises (other than Tenant’s trade fixtures and any of Tenant’s equipment that is properly classified as personal property). Subject to Tenant’s obligation to remove the Lines under Section 10.4 hereof, all Tenant Work or other alterations, additions or improvements made by Tenant in the Premises, and all fixtures attached to the Premises (other than Tenant’s trade fixtures and any of Tenant’s equipment that is properly classified as personal property) shall, unless Landlord gives Tenant notice to remove them, remain at the Premises at the expiration or sooner termination of this Lease and become the property of Landlord without payment therefor or, at Landlord’s option, after notice to Tenant, any or all of the foregoing which may be designated by Landlord in such removal notice shall be removed at the sole cost of Tenant before such expiration or sooner termination and in such event, Tenant shall repair all damage to the Premises caused by the installation or removal thereof, and shall restore the Premises to its original improved condition (ordinary wear and tear excepted), on or before the expiration or termination of this Lease. Should Tenant fail to remove the same or restore the Premises, Landlord may cause same to be removed and/or the Premises to be restored at Tenant’s expense, and Tenant hereby agrees to pay Landlord the actual cost of such removal and/or restoration, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same and/or restore the Premises as herein provided.

10.7.5 All such alterations, additions or improvements shall be performed at Tenant’s cost (including, without limitation, the costs of permits therefor) by Landlord or one or more contractors reasonably approved by Landlord and Tenant, and shall be subject to all applicable requirements of Section 7 hereof.

10.7.6 Tenant shall not place, or cause or allow to be placed, any sign, advertising matter, lettering, stand, booth, showcase or other article or matter in or upon the Premises and/or the Property, without the prior written consent of Landlord which may be withheld in its sole discretion, excepting only such signs and the like which are located exclusively within the Premises and are not visible in or extend into any common area or elevator lobby of the Building.

10.8 Phone Services. Landlord shall not provide telephone or other communications services to the Premises. All telegraph, telephone, and other communications connections which Tenant may desire shall be first approved by Landlord in writing, before the same are installed, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord. Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, repair and maintenance in the Building and to restrict and control access to telephone cabinets. In the event Landlord designates a particular vendor or vendors to provide such cable installation, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and related wiring in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all installation, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and related wiring in the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and related wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or related wiring in the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone service to the Premises or the Building.

11. Negative Covenants of Tenant.

11.1 System Changes. Supplementing the provisions of Sections 7 and 8.1 above, Tenant shall not install any equipment of any kind or nature whatsoever which would or could, in Landlord’s judgment, necessitate any change, replacement or addition to (or which might cause damage to) the plumbing, heating, air-conditioning or electrical systems serving the Premises or any other portion of the Building without the prior written consent of Landlord. In the event such consent is granted, all costs in connection with such changes, replacements or additions shall be paid for by Tenant in advance.

11.2 Sales. Without the prior written consent of Landlord, Tenant shall not exhibit, sell or offer for sale (or permit the exhibition, sale or offering for sale) in the Premises, or at the Property, any article or thing except those articles and things connected with the Permitted Use of the Premises by Tenant.

11.3 Prohibited Uses. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb or property or which may invalidate or increase the premium cost of any policy of insurance carried on the Property or covering its operation or which will suffer or permit the Premises or any part thereof to be used in any manner or which would permit anything to be brought into or kept therein which, in the judgment of Landlord, would in any way impair or tend to impair the character, reputation or appearance of the Building as a high quality office building or which would impair or interfere with or tend to impair or interfere with any of the services performed by Landlord for the Building or which could threaten the safety of the Building or any of its occupants.

11.4 Signs. Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Premises or the Property any sign, notice, legend, direction, figure or advertisement, except in the elevator lobby (i.e., entry) area of the Premises and on the directory board of the Building and then only such name(s) and matter, and in such color, size, style, place and materials, as shall first have been approved in writing by Landlord. The listing by Landlord of any name other than that of Tenant, whether on the doors of the Premises, on the directory board of the Building or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in Section 12 hereof, it being expressly understood that any such listing is a privilege extended by Landlord and revocable at will by written notice to Tenant. Nothing in this Section 11.4 is intended to limit Tenant’s right to use, and to change from time to time, as reasonably necessary and appropriate, such signs in and about the interior of the Premises as are ordinarily and customarily used for the operation of a professional business office, denoting such matters as the names of individual office or workstation occupants, restroom and storage room and similar identifications, fire exit indications, and the like.

11.5 Advertising. Without Landlord’s prior written consent in each instance, Tenant shall not: (1) advertise the business, profession or activities of Tenant conducted at the Premises in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities; or

(2) use the name of the Building for any purpose other than that of the business address of Tenant; or (3) use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence.

11.6 Locks. Locks or similar devices may only be attached to or removed from any door or window in the Premises with Landlord’s prior written consent and in compliance with the terms of Section 21.4 below.

11.7 Compatible Labor. Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the employees of the Building or with employees of contractors doing work or performing services by or on behalf of the Landlord.

11.8 Hazardous Substances.

11.8.1 Tenant’s Warranty. Tenant represents, warrants and covenants that (1) the Premises will not be used by Tenant or its employees, licensees, agents, sublessees or contractors (“Tenant Parties”) for any dangerous, noxious or offensive trade or business and that Tenant Parties will not cause or maintain a nuisance there, (2) Tenant Parties will not bring, generate, treat, store or dispose of Hazardous Substances (as hereinafter defined) at the Premises, (3) Tenant Parties shall at all times comply with all Environmental Laws (as hereinafter defined) and shall cause the Premises to comply, and (4) Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws by reason of breach of any of the foregoing representations, warranties and covenants. “Premises” for purposes of this Section shall include the Building and the Property including parking areas. Notwithstanding the foregoing, Landlord acknowledges that Tenant will, from time to time, keep upon the Premises certain office and cleaning products and materials that are commonly used in the normal operation of a commercial office which would technically constitute a violation of the foregoing representation and warranty, and Landlord agrees that, with regard to such products and materials, Tenant shall not be deemed to have breached the foregoing representation, warranty and covenant so long as such products and materials are (a) used at all times for the purpose for which and in the manner in which they are intended to be used by their respective manufacturers, (b) not kept upon the Premises in any greater quantities than reasonably necessary for the normal operation of the Premises and (c) used and disposed of by Tenant and Tenant’s employees, contractors and agents in a lawful manner.

11.8.2 Reporting Requirements. Tenant warrants that it will promptly deliver to the Landlord, (i) copies of any documents received from the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning the Tenant’s operations upon the Premises, (ii) copies of any documents submitted by the Tenant to the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning its operations on the Premises, including but not limited to copies of permits, licenses, annual filings and registration forms, and (iii) upon the request of Landlord, Tenant shall provide Landlord with evidence of compliance with Environmental Laws.

11.8.3 Termination, Cancellation, Surrender. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any and all Environmental Defaults (defined below).

11.8.4 Environmental Defaults. In the event of (1) a violation by any Tenant Parties of an Environmental Law, (2) a release, spill or discharge of a Hazardous Substance on or from the Premises by any Tenant Parties, or (3) the discovery of an environmental condition requiring response which violation, release, or condition is attributable to the acts or omissions of any Tenant Parties, (4) an emergency environmental condition caused by or attributable to any Tenant Parties, or (5) any breach by Tenant of any of its representations, warranties and covenants contained in Section 11.6.1 above (the occurrence of any of the foregoing being an “Environmental Default”). Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, or if the Landlord deems it necessary, then Landlord may perform, at Tenant’s expense, any lawful actions necessary to address the Environmental Default.

11.8.5 Tenant’s Indemnification. Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expense of any kind or nature, known or unknown, contingent or otherwise, which arise at any time during or after the Term (including, but not limited to, attorneys’, consultant, laboratory and expert fees and including without limitation, diminution in the value of the Building or Property, damages for the loss or restriction on use of rentable space or of any amenity of the Building or Project and damages arising from any adverse impact on marketing of space in the Building), arising from or related to the occurrence of one or more Environmental Defaults during the Term, except to the extent that any such Environmental Default is attributable to the gross negligence or willful misconduct of Landlord or Manager or any of their respective officers, agents, contractors, subcontractors, servants, or employees.

11.8.6 Definitions.

(a) “Hazardous Substances” means, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “Hazardous Material”, “hazardous waste,” “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iii) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), and medical waste.

(b) “Environmental Laws” collectively means and includes all present and future laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C. §601, et seq, the Resource Conservation and Recovery Act of 2076, 42 U.S.C. §901, et seq, the Hazardous Materials Transportation Act, 49 U.S.C. §801, et seq, the Federal Water Pollution Control Act, 33 U.S.C. §51, et seq, the Clean Air Act, 33 U.S.C. §401, et seq, the Clean Air Act, 42 U.S.C. §41, et seq, the Toxic Substances Control Act, 15 U.S.C. §601-2629, the Safe Drinking Water Act, 42 U.S.C. §300f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §101, et seq, and any so-called “Super Fund” or “Super Lien” law, any law requiring the Filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

11.8.7 Landlord’s Warranties and Covenants. Landlord represents, warrants and covenants to Tenant that during the Term, neither Landlord nor Manager, nor any of their respective officers, agents, contractors, subcontractors, servants, or employees will bring, generate, treat, store or dispose of Hazardous Substances at the Property in quantities or concentrations requiring remediation under applicable Environmental Laws. Landlord further represents, warrants, and covenants to Tenant that Landlord, Manager, and their respective officers, agents, contractors, subcontractors, servants, and employees shall at all times comply in all material respects with all applicable Environmental Laws. Notwithstanding the foregoing, Tenant acknowledges that Landlord, Manager, and their respective officers, agents, contractors, subcontractors, servants, and employees will, from time to time, keep upon the Property certain products and materials used in the normal operation of the Property which would technically constitute a violation of the foregoing representation and warranty, and Tenant agrees that, with regard to such products and materials, Landlord shall not be deemed to have breached the foregoing representations, warranties and covenants so long as such products and materials are (a) used at all times for the purpose for which and in the manner in which they are intended to be used by their respective manufacturers, (b) not kept upon the Property in any greater quantities than reasonably necessary for the normal operation of the Property and (c) used and disposed of by Landlord, Manager and their respective officers, agents, contractors, subcontractors, servants, or employees in a lawful manner.

11.8.8 Landlord’s Indemnification. Landlord shall indemnify, defend and hold Tenant and Tenant’s affiliates, constituent partners, employees and agents harmless of, from and against any and all claims, judgments, damages, penalties, fines, liabilities, lawsuits, administrative proceedings, costs and expenses of any kind or nature, known or unknown, contingent or otherwise (including, but not limited to, attorneys’, consultants’, laboratory and expert fees and including without limitation damages for the loss or restriction on use of any portion of the Premises or of any amenity of the Building), arising from or related to any breach of Landlord’s representations, warranties and covenants contained in Section 11.8.7, above.

11.8.9 Survival. The provisions of this Section 11.8 shall survive any termination of this Lease or the Term.

11.9 Floor Load. Tenant shall not place or permit to be placed upon any floor of the Premises any item of any nature the weight of which shall exceed such floor’s rated floor load limit of sixty (60) pounds per square foot live load (including partitions) unless additional floor loads are approved in writing by Landlord in advance.

12. Subletting and Assigning.

12.1 General Restriction.

12.1.1 Tenant shall not assign this Lease or sublet all or any portion or portions of the Premises without first obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld. Such consent, if given, will not release Tenant from its obligations hereunder and will not be deemed a consent to any further subletting or assignment. Tenant shall not convey, pledge, mortgage, encumber or otherwise transfer (collectively “Pledge”) (whether voluntarily or otherwise) this Lease or any interest in or under it. For purposes of this Section, an assignment shall include any direct or indirect transfer of a controlling interest in Tenant. Any attempt by Tenant to assign or Pledge this Lease or sublet the Premises in contravention of the terms of this Lease shall constitute an Event of Default hereunder.

12.1.2 Notwithstanding the foregoing:

(i) no prior approval of Landlord shall be required for the subletting of all or a portion of the Premises or assignment of this Lease to any corporation or other entity which is a parent or wholly-owned subsidiary of, or under common control with, the Tenant (a “Related Party”) except that (a) no subletting or assignment to a Related Party shall be made unless the Tenant shall have provided to the Landlord such information as the Landlord shall reasonably require such as, but not limited to, satisfactory evidence as to the relationship as parent, affiliate or subsidiary of the proposed subtenant or assignee, and evidence as to its legal existence and corporate (or other) authority to enter into the sublease or assignment and (b) if a Related Party to which all or a portion of the Premises has been sublet or to which this Lease has been assigned without Landlord’s prior approval shall thereafter cease to be a Related Party, Tenant shall immediately give Landlord written notice of such fact, and Landlord shall have the right and option in its sole discretion to declare the sublease or assignment pursuant to which such former Related Party occupies the Premises or any portion thereof to be null and void and to require such entity to vacate the Premises within thirty (30) days following written notice from Landlord; and

(ii) no prior approval of Landlord shall be required for any assignment of the Lease which would occur as a result of a merger, consolidation or reorganization of the Tenant’s corporate structure, provided that the assignee will continue to use the Premises for the Permitted Use and the Tenant shall have first provided to the Landlord (A) such information as the Landlord may reasonably require relating to the merger, consolidation or reorganization, such as, but not limited to, satisfactory evidence of the relationship as a result of any merger, consolidation or reorganization of the proposed assignee, evidence as to its legal existence and its corporate authority to enter into the assignment, and (B) evidence reasonably satisfactory to Landlord that the entity resulting from the intended merger, consolidation or reorganization of the Tenant’s corporate structure that will become the “Tenant” under this Lease shall have a net worth at least equal to that of Tenant’s on the date of this Lease.

12.2 Landlord’s Expenses; Forms. Tenant shall reimburse Landlord for Landlord’s reasonable expenses, including attorneys’ fees, in reviewing and approving (or disapproving) any documents relating to any proposed Pledge, sublease or assignment. All forms of consents and agreements relating to or effecting any sublease or assignment shall be supplied or approved (as Landlord shall elect) by counsel to Landlord.

12.3 Rent Collection. If this Lease is assigned or if the Premises or any part thereof is sublet or occupied by a person or entity other than Tenant, Landlord may, after default by Tenant, collect Rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant’s covenants contained in this Lease or the acceptance by Landlord of the assignee, subtenant or occupant as Tenant, or a release of Tenant from further performance by Tenant of the covenants of Tenant herein contained.

12.4 Sublet Notice. Notwithstanding anything contained in this Lease to the contrary, if at any time during the Term of this Lease Tenant desires to sublet or assign all or part of the Premises, Tenant shall advise Landlord in writing (such notice being hereinafter referred to as a “Sublet Notice”) of the identity of the proposed assignee or subtenant and its business and of the terms of the proposed subletting or assignment and the area proposed to be sublet. Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Tenant stating whether or not any premium or other consideration is being paid for the proposed sublease or assignment.

12.5 Receipt of Sublet Notice. Upon receipt of a Sublet Notice Landlord shall have the right to: (1) approve or withhold approval of the proposed sublease or assignment in its sole discretion; or (2) sublet from Tenant such space (hereinafter referred to as the “Sublet Space”) as Tenant proposed to lease to the proposed subtenant; or (3) terminate this Lease with respect to the Sublet Space on the date set forth in Landlord’s notice as set forth in Section 12.6 below.

12.6 Option to Approve or Reject Sublease. The option to approve or reject any proposed sublease or assignment as specified in Section 12.5 above shall be exercisable by Landlord sending Tenant a written notice specifying the exercise of any such right within thirty (30) days after receipt of a Sublet Notice from Tenant.

12.6.1 If Landlord exercises its option to sublease the Sublet Space, the term of the subletting from Tenant to Landlord for the Sublet Space shall be the term set forth in the Sublet Notice and Landlord shall pay the same Minimum Rent and Additional Rent as Tenant is required to pay to Landlord under this Lease for the same space and shall be upon such other terms and conditions as are contained in this Lease to the extent applicable. If the Sublet Space does not constitute the entire Premises, the Minimum Rent for the Sublet Space and sublessee’s share of Operating Expenses and Real Estate Taxes under the sublease shall equal the product derived by multiplying the Minimum Rent and Tenant’s Expense Share and Tenant’s Tax Share (calculated as provided in this Lease) by the fraction, the numerator of which is the Rentable Area of the Sublet Space and the denominator of which is the Rentable Area of the Premises. Landlord and Tenant shall enter into a sublease of the Sublet Space on such terms. The cost of any construction required to permit the operation of the Sublet Space as a premises separate from the balance of the Premises shall be paid by Tenant to Landlord upon demand as Additional Rent.

12.6.2 If the Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Sublet Space, then as to that portion of the Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect except that the Minimum Rent, Tenant’s Tax Share and Tenant’s Expense Share shall be reduced by the amount each bears to the fraction, the numerator of which shall be the Rentable Area of the Sublet Space and the denominator of which shall be the Rentable Area of the Premises.

12.6.3 If Landlord elects to terminate this Lease, the Lease shall terminate on a date set forth in Landlord’s notice to Tenant described above in this Section 12.6, provided such date shall not be less than thirty (30) days after the date Landlord delivers such notice to Tenant.

12.6.4 If Landlord withholds approval to the proposed subletting or assignment, this Lease shall remain in full force and effect.

12.6.5 In the event Landlord does not exercise any of its rights specified in this Section 12.6, Landlord shall be deemed to have withheld approval of the sublease or assignment. Upon Landlord’s failure to exercise any of its rights in writing, Tenant may again request Landlord’s approval which approval shall be deemed given unless Landlord responds to the contrary within ten (10) days of Tenant’s second request. If Tenant completes a sublease or assignment with a third party following Landlord’s disapproval or deemed disapproval thereof, such sublease or assignment shall be null and void.

12.7 Premium for Sublease. As a condition to Landlord’s consent to any subletting, assignment or other transfer referred to in this Section 12, if the sublease, assignment or other transfer provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the sum of the Rent and other charges due under this Lease, plus Tenant’s expenses on account of such assignment or sublease (which shall be limited to Tenant’s reasonable advertising costs, brokerage commissions, and legal fees incurred in connection with the assignment or sublease, and reasonable allowances provided by Tenant to the assignee or subtenant, which expenses, for purposes of hereof, shall be amortized on a straight-line basis, without interest, over the term of the subletting, assignment or other transfer) (such excess being herein referred to as “Profit”), whether such Profit be in the form of an increased monthly or annual rental, a lump sum payment, or any other form (and if sublet space does not constitute the entire Premises, the existence of such Profit shall be determined on a pro rata basis), 50% of the

Profit shall be payable to Landlord immediately upon Tenant’s receipt thereof, as Additional Rent.

12.8 Liability of Assignee. Each assignee hereunder shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants, conditions and provisions herein contained on Tenant’s part to be observed and performed. No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument in recordable form containing a covenant of assumption by the assignee. The failure or refusal of assignee to execute the same shall not release an assignee from its liability as set forth herein.

12.9 Rental Basis. All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales). Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises.

12.10 Future Compliance. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 12 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, provisions, or conditions in this Lease contained.

12.11 Landlord’s Consent: Standards. In addition to any other grounds for denial, it shall be reasonable for Landlord to withhold Landlord’s consent if, in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or Manager, or is an affiliate of a business competitor of Landlord or Manager; (iv) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease or for a use entailing the use, storage, generation or transport of Hazardous Materials within the Building; (v) the proposed assignee or subtenant is a then-existing tenant of Landlord leasing space elsewhere in the Building, or an entity affiliated with such a then-existing tenant (provided, however, that Tenant shall be permitted to assign this Lease or to sublet all or any portion or portions of the Premises to any such then-existing tenant or its affiliate in the event that Landlord is not then able to provide such then-existing tenant or its affiliate with space elsewhere in the Building on a direct basis); or (viii) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, significantly increase the pedestrian traffic in and out of the Building or would require any alterations to the Building to cause the Building to comply with applicable laws.

13. Fire or Other Casualty.

13.1 Subject to the rights of termination set forth below, in the event of damage to the Premises by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant, Landlord shall at its expense cause the damage to the Premises, exclusive of the Tenant Work and other improvements made by or for Tenant or any prior tenant, to be repaired to a condition as nearly as practicable to that which existed immediately prior to the casualty, with reasonable promptness and diligence. Notwithstanding the foregoing, Landlord’s obligation to repair casualty damage shall be limited to Landlord’s expenditure of the net proceeds of insurance recovered for the casualty damage, and shall be subject to zoning and building laws or ordinances then in existence. For purposes hereof, the term “net proceeds of insurance recovered” refers to the gross amount of insurance proceeds actually made available to Landlord (and not retained by any ground lessor or mortgagee of the Property) less the reasonable expenses of Landlord incurred in connection with the collection of such proceeds, including, without limitation, fees and expenses for legal and appraisal services. Landlord shall not, however, be obligated to repair, restore or rebuild any of Tenant’s personal property (including all furniture, trade fixtures and equipment), the Tenant Work, or any other alterations or additions within the Premises made by or for Tenant or any prior tenant (collectively, “Tenant’s Property”).

13.2 In the event of casualty damage to the Premises, as part of Landlord’s repair obligation Landlord shall first remove all debris from the Premises and dispose thereof. As used herein, “debris” means all material of every kind and nature contained within the Premises which has been damaged or destroyed by the casualty to such an extent that it retains little or no salvage value and is intended to be disposed of. Prior to commencement of debris removal, Landlord shall afford Tenant an opportunity, upon five (5) business days advance notice from Landlord, for Tenant’s designated representative to tour the Premises with Landlord’s representative in order to designate any of Tenant’s Property which Tenant desires to salvage. If Tenant’s representative fails to participate in such tour following such advance notice from Landlord, Tenant shall be deemed to have waived all right to salvage any of Tenant’s Property in the Premises and Landlord may freely dispose of same as debris. If Tenant’s representative tours the Premises, then (i) Landlord may freely dispose of all Tenant’s Property not designated for salvage as debris, and (ii) Tenant shall cause all of Tenant’s Property designated for salvage to be removed from the Building promptly and diligently, in accordance with the terms and conditions set forth in Section 13.3 below, at Tenant’s expense. In the event that any portions of the Tenant Work, or other tenant improvements within the Premises not constituting personalty, are not damaged and are desired by Tenant to be retained in place rather than removed as aforesaid, Landlord shall nonetheless be entitled to require Tenant to elect either to remove same for salvage or to declare same to be debris (and Tenant’s failure to elect to remove same for salvage shall constitute Tenant’s election to declare same to be debris), if Landlord determines that such elements must be removed in order for Landlord to efficiently prosecute Landlord’s repair of the Premises or the Building. Landlord may make such determination at any time during or after the tour of the Premises with Tenant’s representative and, if after, Landlord shall give Tenant written notice of such determination and Tenant shall have three (3) business days within which to make such election (failure of Tenant to timely respond being deemed an election to declare such elements to be debris). All costs incurred by Landlord in removing and disposing of Tenant’s Property designated or deemed to be debris pursuant to the terms of this Section 13.2 shall be reimbursed to Landlord by Tenant within thirty (30) days following Tenant’s receipt of a bill therefor, as additional Rent (nothing contained herein shall preclude Tenant from seeking reimbursement of such costs from Tenant’s property insurer which provides coverage of the Premises and Tenant’s Property). The obligation of Tenant to reimburse Landlord for the costs of debris removal in accordance with this Section 13.2 shall survive any termination of this Lease as a result of a casualty, notwithstanding any other provision of this Article.

13.3 Any of Tenant’s Property elected to be salvaged by Tenant pursuant to the terms of 13.2 above shall be removed from the Premises in accordance with the following terms and conditions:

(i) Tenant shall comply with all applicable laws and regulations in performing such removal, and shall obtain any and all permits and governmental consents respecting same;

(ii) all provisions of this Lease, including without limitation the release, indemnity and insurance provisions hereof, shall be fully applicable to Tenant’s entry upon the Building and the Premises, regardless of whether this Lease has been terminated pursuant to any termination right contained in this Article;

(iii) Tenant’s employees and contractors shall be subject to Landlord’s supervision and scheduling so as not to interfere with or delay Landlord’s performance of its repair and restoration work in the Premises and the Building (but such supervision and scheduling shall not be construed to impose liability upon Landlord for any acts or omissions of Tenant’s employees or contractors in performing such work, all of which shall be solely Tenant’s responsibility);

(iv) Tenant shall employ only contractors approved in advance by Landlord, which approval shall not be unreasonably withheld so long as Landlord determines that a proposed contractor (x) will maintain all types and coverages of insurance, including without limitation coverage amounts and parties named as additional insureds, reasonably deemed appropriate by Landlord under the circumstances, and (y) will not disturb harmonious labor relations in or about the Building;

(v) Tenant and its employees and contractors shall obey all reasonable rules and regulations promulgated by Landlord respecting entry into the Building and removal of Tenant’s Property therefrom; and

(vi) if Landlord determines that there is present in the Building, in the Premises, or upon the articles of Tenant’s Property which Tenant desires to salvage, any substances generated or dispersed as a result of the casualty, regardless of the source thereof, which are generally recognized to be hazardous to persons or to the environment, including without limitation any toxic substances regulated by law and any microbial contamination deemed hazardous to health (“Contaminants”). Landlord may condition Tenant’s entry into the Building and the removal of Tenant’s Property upon Tenant’s prior execution and delivery to Landlord of an agreement releasing Landlord from and indemnifying Landlord against any and all liability resulting from or arising out of the exposure of Tenant’s employees, agents or contractors to Contaminants while within the Building, or the exposure of any individual to Contaminants by virtue of exposure to the salvaged items of Tenant’s Property following the removal thereof from the Building, or the improper release or disposal of Contaminants in the course of Tenant’s cleaning or disposal of the salvaged Tenant’s Property following removal, which release and indemnity agreement shall be in form acceptable to Landlord in every respect.

13.4 Following completion of Landlord’s repairs and restoration within the Premises pursuant to Section 13.1 above, Tenant shall promptly thereafter, at its own cost and with due diligence, repair and restore the Tenant Work and any other improvements to the Premises made by or for Tenant or any prior tenant at least to the extent of the value and as nearly as possible to the character of the property involved as it was immediately before the loss. To the extent the Premises are rendered untenantable by a casualty not caused by the willful misconduct of Tenant, the monthly payments owing under this Lease on account of Minimum Rent, Real Estate Taxes and Operating Expenses shall proportionately abate from the date of the casualty until the first to occur of (a) thirty (30) days after Landlord has tendered to Tenant the damaged portion of the Premises, restored by Landlord to the extent required hereunder, or (b) Tenant’s resumed occupancy of the Premises.

13.5 In the event the casualty damage shall involve the Building generally and shall be so extensive that Landlord decides not to repair or rebuild the Building, or if available insurance proceeds for the Building are insufficient to repair or rebuild the damage, or if any mortgagee shall not permit the application of adequate insurance proceeds for repair or restoration, or if the casualty to the Building shall not be of a type insured against under standard fire policies with extended type coverage, this Lease shall, at the option of Landlord, exercisable by written notice to Tenant given within ninety (90) days after Landlord is notified of the extent of the casualty and the amount of insurance proceeds available for restoration, be terminated as of a date specified in such notice (which shall not be more than sixty (60) days thereafter) and the Minimum Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately as of the date of the termination and Tenant shall thereupon promptly vacate the Premises. Furthermore, if the damage to the Premises by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant renders more than fifty percent (50%) of the Premises untenantable and the completion of the repairs to the Premises which Landlord is required to perform hereunder will require a period of in excess of three hundred (300) days following the commencement of construction (as reasonably estimated by Landlord or its experts, of which Tenant shall receive notice within ninety (90) days after Landlord is notified of the extent of the casualty and the amount of insurance proceeds available for restoration), then either Landlord or Tenant may terminate this Lease by written notice given to Landlord within thirty (30) days after Landlord’s notice to Tenant thereof (such termination to occur as of a date specified in such notice which shall not be more than sixty (60) days thereafter), and Minimum Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately from the date of the termination.

13.6 Promptly following the occurrence of any casualty damage to the Premises, and within five (5) days following Landlord’s written request, Tenant shall tender to Landlord true, correct and complete copies of all policies of casualty and liability insurance which Tenant is obligated to maintain under the terms of this Lease. In connection with

Landlord’s removal of debris from the Premises, Landlord shall be entitled to coordinate with Tenant’s casualty insurer to obtain coverage for such removal to the extent the debris constitutes improvements or personal property which are required to be insured by Tenant under this Lease, but such coordination shall not be deemed or construed to excuse Tenant from its obligation to reimburse Landlord for debris removal pursuant to Section 13.2 above.

13.7 Tenant agrees that Landlord’s obligation to restore, and the rental abatement provided in this Article, shall be Tenant’s sole recourse against Landlord in the event of casualty damage to the Premises, and Tenant waives any other rights Tenant may have under any applicable law to terminate this Lease or seek damages against Landlord by reason of casualty damage to the Premises or the Building. This Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Building.

14. Release and Indemnity.

14.1 Release. Tenant agrees that Landlord, Manager and their respective agents, employees, officers, directors, shareholders and partners shall not be liable to Tenant and Tenant hereby releases said parties from any liability, for any personal injury, loss of income or damage to or loss of persons or property, or loss of use of any property, in or about the Premises or Property from any cause whatsoever unless such damage, loss or injury results from the gross negligence or willful misconduct of Landlord or Manager or any of their respective officers, agents, contractors, subcontractors, servants, or employees. Landlord, Manager and their respective agents, employees, officers, directors and partners shall not be liable to Tenant for any such damage or loss, whether or not such damage or loss so results from such gross negligence or misconduct, to the extent Tenant is compensated therefor by Tenant’s insurance. The release contained in this Section 14.1 shall apply, by way of example and not limitation, to damage, loss or injury resulting directly or indirectly from any existing or future condition, matter or thing in the Premises, the Building or any part thereof, or from equipment or appurtenances becoming out of repair, or from accident, or from the flooding of basements or other subsurface areas or from refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage, loss or injury results from the act or omission of other tenants or occupants in the Building or any other persons, and whether such damage be caused by or result from any thing or circumstance, whether of a like or wholly different nature.

14.2 Tenant’s Indemnity. Subject to the release contained in Section 15.10 below, Tenant shall defend, indemnify, save and hold harmless (“Indemnify”) Landlord, Manager and their respective agents, employees, officers, directors, shareholders, and partners from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys’ fees, court costs, administrative costs, and costs of appeals which may be imposed upon or incurred by or asserted by reason of any of the following which shall occur during the Term of this Lease, or during any period of time prior to the Lease Commencement Date when Tenant may have been given access to or possession of all or any portion of the Premises:

(1) any work or act done in, on or about the Premises or the Building or any part thereof at the direction of or caused by Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees;

(2) any negligence or other wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees;

(3) any accident, injury or damage to any persons or property occurring in, on or about the Premises or any part thereof, unless caused by the gross negligence or willful misconduct of Landlord or Manager or any of their respective officers, agents, contractors, subcontractors, servants or employees; and

(4) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

The obligation of Tenant to Indemnify contained in this Section 14.2 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant, its agents or contractors under workers’ or workman’s compensation acts, disability benefit acts or other employee benefits acts, or under any other insurance coverage Tenant may obtain.

14.3 Landlord’s Indemnity. Subject to the release contained in Section 15.10 below, Landlord shall defend, indemnify, save and hold harmless (“Indemnify”) Tenant and Tenant’s employees, officers, directors and shareholders from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys’ fees, court costs, administrative costs and costs of appeals which may be imposed upon or incurred by or asserted against any of them by reason of any gross negligence or willful misconduct on the part of Landlord or Manager or any of their respective officers, agents, contractors, subcontractors, servants, or employees which occurs during the Term. The obligation of Landlord to Indemnify contained in this Section 14.3 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord, its agents or contractors under workers’ or workman’s compensation acts, disability benefit acts or other employee benefits acts or under any other insurance coverage Landlord may obtain, but shall be expressly limited by the terms of Section 29.3, below.

15. Insurance.

15.1 Liability Insurance Coverage. Tenant, at its expense, shall maintain during the Term both (a) a policy of commercial general liability insurance having limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate for personal injury, bodily injury, death, disease and damage or injury to or destruction of property (including the loss of use thereof) occurring upon, in, or about the Premises and for liability relating to the sale or distribution of food and/or alcoholic beverages in the Premises, and (b) a policy of supplemental “umbrella” liability insurance following the form of the primary liability policy required hereunder and having a limit of not less than Five Million Dollars ($5,000,000.00). To satisfy the liability insurance requirements of this Section 15.1 under a blanket policy of insurance, Tenant must obtain a per location aggregate limit endorsement which applies the minimum coverage amount required under clause (a) of the immediately preceding sentence separately to the Premises. Tenant shall also maintain such other insurance in form and amount as Landlord may reasonably require.

15.2 Property Insurance Coverage. Tenant, at its expense, shall maintain during the Term a policy of “Causes of Loss - Special Form” property insurance on a repair and replacement basis covering the full replacement value of all improvements to the Premises, including all Tenant Work or other improvements then under construction (including without limitation Builder’s Risk coverage during construction of the Tenant Work or any other permitted alterations). Tenant also agrees to carry such property insurance in form and amount as is satisfactory to Landlord on Tenant’s fixtures, furnishings, wall coverings, carpeting, drapes, equipment and all other items of personal property of Tenant located on or within the Premises.

15.3 Worker’s Compensation and Employer’s Liability Insurance. Tenant, at its expense, shall maintain during the Term a policy of worker’s compensation insurance containing statutory limits covering Tenant’s employees and business operations in the Premises, as well as a policy of employer’s liability insurance providing coverage of not less than one million dollars ($1,000,000).

15.4 Business Interruption Insurance. Tenant, at its expense, shall maintain during the Term a “Business Income” endorsement to its policy of property insurance, in order to assure Tenant’s ability to pay Rent owing under this Lease following a casualty that renders the Premises untenantable.

15.5 Form of Insurance. All insurance policies obtained by Tenant pursuant to this Section 15 shall be in form and substance reasonably satisfactory to Landlord and shall be issued by companies qualified to do business in the Commonwealth of Pennsylvania that have ratings of not less than “A” and of not less than “Class XII” in financial size in the most current available A.M. Best’s Insurance Reports. Such policies (exclusive of the worker’s compensation policy) shall name Landlord, Manager and such other parties as Landlord shall specify as additional insureds and shall further specify that Landlord shall receive thirty (30) days prior written notice of any proposed cancellation, non-renewal of or material change in any such policy. Originals, certified policy copies or certificates, as Landlord shall elect, of all policies of insurance obtained by Tenant hereunder shall be provided to Landlord prior to Tenant’s entry upon the Premises, and thereafter at least thirty (30) days prior to the scheduled expiration date of each such policy, evidencing Tenant’s renewal or replacement thereof.

15.6 Insurance Violations. Tenant will not do, fail to do, suffer to be done, or keep or suffer to be kept anything in, upon or about the Premises which will violate the provisions of Landlord’s policies insuring against loss or damage by fire or other hazards (including, but not limited to, public liability) or which would adversely affect Landlord’s fire or liability insurance premium rating or which would increase premiums being paid by Landlord for any such coverage, or which would prevent Landlord from procuring such policies from companies acceptable to Landlord. If anything is done, omitted to be done or suffered to be done by Tenant, or kept or suffered to be kept in, upon or about the Premises which shall, by itself or in combination with other circumstances existing at the Property, cause the premium rate of fire or other insurance on the Premises or other property in the Building, with companies acceptable to Landlord, to be increased beyond the established rate fixed by the appropriate underwriters from time to time applicable to the Premises for use for the purpose permitted under this Lease, Tenant shall pay the amount of such increase. Tenant’s payment of the amount of such increase shall not preclude or limit Landlord’s ability to exercise its remedies under this Lease for a violation of Tenant’s obligations set forth in the first sentence of this Section 15.6.

15.7 “Claims Made” Policies. Tenant shall not obtain any insurance through policies written on a “claims made” basis without Landlord’s prior express written consent, which consent may be conditioned upon any requirements which Landlord may impose. In all events, should Landlord consent to such a policy, then the policy shall satisfy all of the following requirements:

(1) the policy retroactive date shall coincide with or precede the Tenant’s occupancy or use of any portion of the Property; and

(2) the Tenant shall maintain such policy for at least three (3) years following the termination or expiration of the Lease (whichever is later); and

(3) if such insurance is terminated for any reason, Tenant shall purchase an extended reporting provision of at least three (3) years duration to report claims arising from the Lease or Tenant’s occupancy; and

(4) the policy shall allow for the report of circumstances or incidents which might give rise to future claims.

15.8 Flammable Material. No flammable or combustible material shall be kept by Tenant in or upon the Premises and no explosive material, high pressure steam generating equipment or similarly hazardous material or equipment shall be kept at the Premises.

15.9 Landlord Purchase. At Landlord’s option, Landlord may elect to obtain for itself any or all of the forms of insurance required to be obtained by Tenant pursuant to this Section if Tenant fails to procure same. In the event Landlord shall so elect, Tenant shall reimburse Landlord upon demand for the cost of all insurance so obtained by Landlord.

15.10 Waiver of Subrogation. Notwithstanding anything to the contrary elsewhere contained in this Lease, each of Landlord and Tenant hereby waives any and all rights of recovery, claims, actions or causes of action against the other, and each hereby releases the other from any and all liability or responsibility to it or to anyone claiming by, through or under it, by way of subrogation or otherwise, for any loss or damage that may occur to the Premises, the Property, or any improvements thereto, or to any personal property of Landlord or Tenant, arising from or out of any cause that (a) would be insured against under the terms of any property insurance required to be carried under this Lease, or (b) is insured against under the terms of any property insurance actually carried by the waiving party, regardless of whether such insurance is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of the claim, including, but not limited to, the negligence of a party or that party’s agents, officers, members, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant.

15.11 Landlord’s Insurance. During the Term of this Lease, Landlord shall (a) maintain on the Building (exclusive of foundations, footings and site improvements) a “special form” replacement cost property insurance policy, subject to commercial reasonable deductibles, insuring against risks normally insured against by reasonably prudent owners of comparable properties and excluding any betterments or improvements installed by Tenant at its expense, and (b) carry commercial general liability insurance with a minimum combined single limit of liability of Five Million Dollars ($5,000,000) per occurrence for bodily injury and property damage, insuring against liability occurring in, on or about the Property. Landlord shall have the right to maintain such insurance through a portfolio policy.

16. Eminent Domain.

16.1 Total or Partial Taking. In the event of exercise of the power of eminent domain whereby:

(1) such portion of the Property is taken that access to the Premises is permanently impaired thereby and reasonable alternate access is not provided by Landlord within a time period which is reasonable under the circumstances; or

(2) all or substantially all of the Premises or the Property is taken; or

(3) less than substantially all of the Property is taken but Landlord, acting in good faith, determines that it is economically unfeasible to continue to operate the uncondemned portion of the Building as a first-class office building; or

(4) less than substantially all of the Premises is taken, but Tenant, acting in good faith, determines that because of such taking it is economically unfeasible to continue to conduct its business in the uncondemned portion of the Premises, then in the case of (1) or (2), either party, and in the case of (3), Landlord, and in the case of (4), Tenant, shall have the right to terminate this Lease as of the date when possession of that part which was taken is required to be delivered or surrendered to the condemning authority; and in such case all Minimum Rent and other charges shall be adjusted to the date of termination. A “taking” as such term, is used in this Section 16 shall include a transfer of title or of any interest in the Property by deed or other instrument in settlement of or in lieu of transfer by operation of law incident to condemnation proceedings.

16.2 Temporary Taking. Notwithstanding anything hereinabove provided, in the event of a taking of only the right to or for possession of the Premises for a fixed period of time or for the duration of an emergency or other temporary condition, then this Lease shall continue in full force and effect without any abatement of Minimum Rent or Additional Rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease shall be paid by the condemnor to Landlord and the condemnor shall be considered a subtenant of Tenant, if the amounts payable hereunder by the condemnor are paid in monthly installments, Landlord shall apply the amount of such installments, or as much thereof as may be necessary for the purpose, toward the amount of Minimum Rent and/or Additional Rent due from Tenant for the period, and Tenant shall pay to Landlord any deficiency between the monthly amount thus paid by the condemnor and the amount due from Tenant. The above notwithstanding, if any such temporary taking shall continue for a period in excess of 180 days, Tenant shall have the right to terminate this Lease upon 10 days written notice to Landlord.

16.3 Tenant’s Waiver. Regardless of whether this Lease shall terminate, Tenant shall have no right to participate or share in any condemnation claim, damage award or settlement in lieu thereof with respect to any taking of any nature; provided, however, that Tenant shall not be precluded from independently, in an action separate from any which Landlord may bring, claiming or receiving payment for Tenant’s relocation and moving expenses as may be permitted under applicable law, so long as the amount of same does not reduce the award which Landlord is entitled to receive.

17. Default and Remedies.

17.1 Defaults. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Lease:

17.1.1 Tenant does not pay in full when due any installment of Rent or any other charge or payment whether or not herein included as Rent, and such failure to pay is not cured within three (3) business days following Tenant’s receipt of notice from Landlord thereof; provided, however, that Landlord shall only be obligated to give Tenant notice of failure to pay Rent two (2) times during any period of twelve (12) consecutive calendar months. Thereafter, for the duration of such twelve (12) calendar month period, Tenant shall be in default immediately upon Tenant’s failure to pay in full, when due, any installment or payment of Rent, without benefit of such notice and grace period.

17.1.2 Tenant violates or fails to perform or otherwise breaks any covenant, agreement or condition contained in this Lease, other than those specifically addressed elsewhere in this Section 17.1, or any other obligation of Tenant to Landlord, and such violation or failure continues uncured for thirty (30) days after receipt of notice thereof from Landlord, provided that if such violation or failure is not susceptible of being cured or corrected within the aforesaid thirty (30) day period, then if Tenant shall have commenced such cure within the aforesaid thirty (30) day period and diligently and continuously prosecutes same to completion, Tenant shall have such additional time (not to exceed sixty (60) days in the aggregate) as Tenant may reasonably require to complete such cure, unless Landlord reasonably determines that such additional time would materially jeopardize the Premises, the Property or any tenants of the Building, in which event Landlord may require Tenant to complete such cure within the aforesaid thirty (30) day period.

17.1.3 Tenant does not maintain in full force and effect throughout the Term all insurance which Tenant is required to maintain under Section 15 of this Lease, in the form required under said Section 15.

17.1.4 Tenant does not occupy the Premises within thirty (30) days after the Rent Commencement Date.

17.1.5 Tenant removes or attempts to remove Tenant’s property from the Premises other than in the ordinary course of business or upon termination of this Lease, without having first paid to Landlord in full all Rent and any other charges that may have become due; provided however, that so long as Tenant is current in its obligations to pay Rent and other charges that may be due, such removal or attempt to remove shall not constitute an Event of Default.

17.1.6 Tenant fails to deliver a requested estoppel statement within the time period required pursuant to Section 26 below.

17.1.7 Tenant makes an assignment of its rights under this Lease or enters into any sublease (or purports to do so) in violation of the terms of Section 12, above.

17.1.8 Tenant or any guarantor of Tenant hereunder becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Tenant or any guarantor of Tenant hereunder seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant or any guarantor of Tenant hereunder under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any guarantor of Tenant hereunder or any substantial part of the property of either Tenant or any guarantor of Tenant hereunder, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not stayed or dismissed within sixty (60) days after the filing thereof, or if Tenant or any guarantor of Tenant hereunder commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy, reorganization or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or any guarantor of Tenant hereunder or of any substantial part of its property, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or fails to generally pay its debts as they become due, or if Tenant or any guarantor of Tenant hereunder takes any action in contemplation of any of the foregoing.

17.1.9 Any material misrepresentation by Tenant in this Lease, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor in connection with negotiating or entering this Lease or in connection with any sublease, assignment or Pledge under Section 12.

17.1.10 Cancellation of any guaranty of this Lease by a guarantor.

17.1.11 [Intentionally omitted.]

17.1.12 Failure by Tenant to cure within any applicable times permitted thereunder any default under any other lease of space at the Building or at any other buildings owned or managed by Landlord or its affiliates, now or hereafter entered by Tenant (and any Event of Default hereunder not cured within the times permitted for cure herein shall, at Landlord’s election, constitute a default under any such other lease or leases).

17.1.13 Failure by Tenant to comply with the same term or condition of this Lease on three occasions during any twelve month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord’s option, to constitute an incurable Event of Default, if Landlord has given Tenant notice of each such prior failure within thirty (30) days after each such failure occurred. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by law.

17.2 Landlord’s Remedies. Upon the occurrence of an Event of Default, and at the sole option of Landlord, in addition to all remedies Landlord may have at law or in equity,

17.2.1 Tenant shall be and remain liable to Landlord for damages computed in accordance with Section 17.3, below, and/or

17.2.2 the Term of this Lease shall terminate and become absolutely void, without notice and without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term, agreement or covenant broken, and/or

17.2.3 upon the occurrence of any Event of Default, and also when the Term hereby created shall have expired, Tenant hereby authorizes and empowers any prothonotary or any attorney of any court of record to appear for Tenant, without incurring liability to Tenant for so doing, in any action and to confess judgment in ejectment in any competent court against Tenant and against all persons claiming by, through or under Tenant, for the recovery by Landlord of possession of the Premises, for which this Lease shall be his sufficient warrant; whereupon, if Landlord so desires, a writ of possession with clauses for costs may issue forthwith with or without any prior writ or proceeding whatsoever. Such authority shall not be exhausted by any one or more exercises thereof, but judgment may be confessed from time to time as often as any Event of Default shall have occurred or be continuing, and such powers may be exercised during as well as after the expiration or termination of the Term, and/or

17.2.4 [Intentionally omitted.]

17.2.5 in any confession of judgment against Tenant hereunder, Landlord shall cause to be filed in such action an affidavit setting forth the facts necessary to authorize the entry of judgment and if a true copy of this Lease (and of the truth of the copy, such affidavit shall be sufficient proof) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, notwithstanding any law, rule of court, custom or practice to the contrary. Tenant releases to Landlord, and to any and all attorneys who may appear for Tenant, all procedural errors in any proceedings taken by Landlord, whether by virtue of the powers of attorney contained in this Lease or not, and all liability therefor. Tenant expressly waives the benefits of all laws, now or hereafter in force, exempting any property within the Premises or elsewhere from distraint, levy or sale. Tenant further waives the right to any notice to remove as may be specified in the Pennsylvania Landlord and Tenant Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified, and/or

17.2.6 after re-entry or retaking or recovering of the Premises, whether by way of termination of this Lease or not, Landlord may, in Landlord’s sole discretion, lease the Premises or any part or parts thereof to such person or persons and upon such terms as may in Landlord’s discretion seem best for a term within or beyond the Term of this Lease, and Tenant shall be liable for any loss of Rent for the balance of the term and any renewal or extension for which Tenant has become bound plus the costs and expenses of reletting and of making repairs and alterations to the Premises. Further, Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant’s agent to collect the rents due and to become due from all subleases and apply the same to the Rent due hereunder without in any way affecting Tenant’s obligation to pay any unpaid balance of Rent due or to become due hereunder, and/or

17.2.7 Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in curing such default, including, without limitation, reasonable attorneys’ fees and other legal expenses, together with interest thereon at the Lease Interest Rate, which costs and interest thereon shall be deemed Additional Rent hereunder.

17.3 Damages.

17.3.1 Without Termination. If Landlord shall not elect to terminate this Lease pursuant to Section 17.2.2 above, notwithstanding reentry upon the Premises by Landlord and in addition to and without limiting Landlord’s right to other damages, upon the occurrence of an Event of Default Tenant shall be and remain liable to Landlord in an amount computed as follows: (a) an amount equal to the sum of all Rent then in arrears plus the aggregate of all Rent which is payable under this Lease for the balance of the Term, computed as if no Event of Default had occurred and any reentry had not been made (including, without limitation, Tenant’s Tax Share of Real Estate Taxes and Tenant’s Expense Share of Operating Expenses which would be owing for the remainder of the Term, as reasonably estimated by Landlord); plus (b) all costs and expenses incurred by Landlord in connection with the Event of Default and any reletting of the Premises, including, without limitation, (i) costs of reentry, repair and renovation, (ii) the value of all inducements granted or paid to new tenants of the Premises in connection with reletting including, without limitation, construction allowances and the value of rent-free periods, (iii) brokers’ commissions and advertising expenses, (iv) watchman’s wages and any sheriffs, marshall’s, constable’s or other officials’ commissions, whether chargeable to Landlord or Tenant, and (v) attorneys’ fees, costs and expenses; plus (c) interest accrued on the aggregate of the aforesaid sums from the date each was payable (or, with respect to sums owing under clause (b) from the date each was incurred by Landlord) until paid by Tenant (whether before or after judgment) at the Lease Interest Rate; which sum shall be credited with (d) all rentals actually received by Landlord during the remainder of the Term from any replacement Tenant to which the Premises are relet.

17.3.2 Liquidated Damages Upon Termination. In the event Landlord elects to terminate this Lease pursuant to Section 17.2.2 above, Tenant shall pay to Landlord on demand, as liquidated damages, all Rent accrued and in arrears through the date of termination, plus, at Landlord’s election, either (a) an amount equal to the difference between (i) the aggregate of all Rent reserved under this Lease for the balance of the Term (including both Minimum Rent and Tenant’s Tax Share of Real Estate Taxes and Tenant’s Expense Share of Operating Expenses which would be owing for the remainder of the Term, as reasonably estimated by Landlord), and (ii) the fair rental value of the Premises for that period as of the date of such termination, as reasonably determined by Landlord based on the most recent leases of comparable space executed or then under negotiation at the Building; or (b) the aggregate of (i) the unamortized portion of any Construction Allowance paid by Landlord under Section 7, above, as of the date of termination, assuming that the Construction Allowance were amortized on a straight line basis over the entire Term at a fixed interest rate of ten percent (10%) per annum, and (ii) twenty-five percent (25%) of the balance of the Minimum Rent and monthly payments owing with respect to Tenant’s Tax Share of Real Estate Taxes and Tenant’s Expense Share of Operating Expenses from the date of said termination to the end of the Term of this Lease (if the same had not been terminated), to be computed as follows: (x) Minimum Rent for the remainder of the Term shall be based on the rate or rates of Minimum Rent set forth in this Lease for the remainder of the Term at the time of said termination; and (y) Tenant’s Tax Share of Real Estate Taxes and Tenant’s Operating Share of Operating Expenses for the unexpired portion of the Term shall be computed as equal to the Tenant’s Tax Share of Real Estate Taxes and Tenant’s Expense Share of Operating Expenses charged to Tenant for the last full calendar year immediately preceding the Event of Default. In the event any judgment has been entered against Tenant for any amount in excess of the total amount required to be paid by Tenant to Landlord hereunder, then the damages assessed under said judgment shall be reassessed and a credit granted to the extent of such excess. Landlord and Tenant have agreed to the liquidated damages herein set forth in order to avoid extended litigation following an Event of Default by Tenant and termination of this Lease, recognizing that Landlord’s actual damages in such event are not susceptible of precise calculation and acknowledging that the liquidated damages herein set forth constitute fair and equitable compensation to Landlord in such event.

17.4 Remedies Cumulative. All remedies available to Landlord hereunder and at law and in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for Rent, for charges or for damages for the breach of any covenant, agreement or condition herein contained, nor shall the bringing of any such action for Rent, charges or breach of covenant, agreement or condition, nor the resort to any other remedy or right for the recovery of Rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No re-entering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election be given by Landlord to Tenant. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord’s right to thereafter enforce the same strictly according to the terms thereof in the event of a continuing or subsequent default.

17.5 Expenses of Enforcement. In the event of any litigation between Landlord and Tenant, the prevailing party shall be entitled to receive from the other the amount of its reasonable out-of-pocket legal fees and out-of-pocket expenses of counsel incurred in connection therewith.

17.6 Nonwaiver. Any failure of Landlord to enforce any remedy allowed for the violation of any provision of this Lease shall not imply the waiver of any such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way (i) alter the length of the Term or of Tenant’s right of possession hereunder, or (ii) after the giving of any notice, reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

17.7 Mitigation Of Damages. Each of Landlord and Tenant shall use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease that results in Landlord regaining possession of all or part of the Premises shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

17.7.1 Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant.

17.7.2 Landlord shall not be obligated to offer the Premises to any prospective tenant when other premises in the Building suitable for that prospective Tenant’s use are currently available, or will be available within the next six (6) months.

17.7.3 Landlord shall not be obligated to Lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar space in comparable buildings of a comparable type in the same market area as the Building.

17.7.4 Landlord shall not be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building.

17.7.5 Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

17.7.6 Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a Substitute Tenant unless:

(a) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled to as a result of Tenant’s default under this Lease); or

(b) Landlord, in Landlord’s sole discretion, determine that any such expenditure is financially justified in connection with entering into any lease with such Substitute Tenant.

17.7.7 Landlord shall not be obligated to enter into a lease with any Substitute Tenant whose use would, in Landlord’s judgment:

(a) Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building.

(b) Adversely affect the reputation of the Building; or

(c) Be incompatible with the operation of the Building as a first-class building.

17.7.8 Upon leasing the Premises or any part thereof to a Substitute Tenant, Landlord shall (a) compute the amount of Minimum Rent, Tenant’s Tax Share of Real Estate Taxes and Tenant’s Expense Share of Operating Expenses payable under the Substitute Tenant’s lease for the period that corresponds to the portion of the Term of this Lease that would have remained unexpired as of the Rent Commencement Date under the Substitute Tenant’s lease had the Event of Default not occurred (the “Remaining Term”), subtracting from such sum the aggregate of Landlord’s costs and expenses associated with Tenant’s Event of Default or incurred in reletting the Premises and improving the Premises for the Substitute Tenant (including, without limitation, all brokers’ commissions, reasonable legal fees, tenant allowances and inducements and costs of construction) (the difference so derived, if a positive number, being herein referred to as the “Excess”), and (b) either (i) reduce the sums owing from Tenant under this Section 17 by the amount of the Excess or, (ii) if Tenant shall have theretofore paid to Landlord in full all sums owing under this Section 17, refund to Tenant the amount of the Excess, as appropriate.

17.7.9 Upon compliance with the above criteria regarding the re-letting of the Premises after an Event of Default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default; and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section 17.7.

18. Subordination.

18.1 Generally. Subject to Section 18.3 hereof, this Lease is and shall be subject and subordinate to all ground or underlying leases of the Property and to all mortgages which may now or hereafter be secured upon such leases or the Property and to any and all renewals, modifications, consolidations, replacements and extensions thereof. This Section shall be self-operative and no further instrument of subordination shall be required by any lessor or mortgagee, but in confirmation of such subordination, Tenant shall execute, within fifteen (15) days after being so requested, any certificate that Landlord may reasonably require acknowledging such subordination. Notwithstanding the foregoing, a party holding a lien, right or estate to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action and in such case this Lease shall continue in full force and effect and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment. If Landlord shall so request, Tenant shall send to any mortgagee or ground lessor of the Property designated by Landlord, a copy of any notice thereafter given by Tenant to Landlord alleging a material breach by Landlord of its obligations under this Lease.

18.2 Rights of Mortgagee. In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right:

(1) until it has given written notice of such act or omission to the holder of each such mortgage or ground lease whose name and address shall previously have been furnished to Tenant in writing; and

(2) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).

18.3 Nondisturbance Agreement. As a condition to the subordination of this Lease to any presently existing or future mortgage or ground lease under Section 18.1 above, Landlord agrees to deliver to Tenant for execution a subordination, nondisturbance and attornment agreement (an “SNDA”) from the holder of every such mortgage or ground lease, in such holder’s commercially reasonable form. Tenant shall execute and acknowledge each such SNDA and return same to Landlord for execution by such holder within ten (10) business days after Tenant’s receipt thereof from Landlord, time being of the essence. If Tenant fails to timely execute and return a given SNDA, then this Lease shall automatically be subordinated to the mortgage or ground lease that was the subject of such SNDA without the need for any further writings by the parties.

19. Holding Over.

Should Tenant continue to occupy the Premises after expiration of the Term of this Lease or any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limiting any of Landlord’s rights or remedies concerning an Event of Default) be one at sufferance from month to month at a minimum monthly rent equal to 150% of the total of the Rent payable for the last month of the Term of this Lease prior to the holdover and, in addition thereto, solely in the event that Tenant remains in possession of all or any portion of the Premises for more than thirty (30) days after expiration of the Term of this Lease or any renewal or renewals thereof, or after a forfeiture incurred, Tenant shall pay to Landlord an amount equal to all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession. Neither Landlord’s demand nor Landlord’s receipt of the aforesaid compensation for use and occupancy shall be deemed to provide Tenant with any right to any use, occupancy, or possession of the Premises either for the period for which such compensation has been demanded or paid, or for any time before or after such period. The provisions of this Section 19 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity.

20. Notices.

All bills, statements, notices or other communications given hereunder shall be deemed sufficiently given or rendered only if in writing and sent to Tenant or Landlord by certified or registered mail, return receipt requested, postage prepaid, or by commercial overnight carrier guaranteeing next business day delivery (such as Federal Express or UPS), addressed as follows:

If to Tenant:	STARCITE, INC. 1600 Market Street, 27th floor Philadelphia, PA 19103-7240 Attention: General Manager

If to Landlord:	1600 MARKET STREET PROPERTY TRUST c/o Reit Management & Research LLC 400 Centre Street Newton, Massachusetts 02458 Attention: David M. Lepore

With a copy to:	Reit Management & Research LLC Building Management Office 1600 Market Street Philadelphia, PA 19103-7240 Attention: General Manager

or such other person or place as either party hereto may designate by notice given as aforesaid. Notice shall be deemed received as of the date set forth on the return receipt.

21. Certain Rights Reserved to the Landlord.

Landlord waives no rights except those that may be specifically waived in this Lease, and explicitly retains all other rights including, without limitation, the following rights, the exercise of which shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:

21.1 Building Name. To change the name of the Building, presently 1600 Market Street/PNC Bank Center, and to change the street address of the Building, presently 1600 Market Street.

21.2 Exterior Signs. To install and maintain a sign or signs on the exterior of the Building.

21.3 Decoration. To decorate or to make repairs, alterations, additions or improvements, whether structural or otherwise, in or about the Property, or any part thereof, and for such purposes to temporarily close doors, entry ways, public space and corridors in and about the Property and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable.

21.4 Keys. To furnish door keys, pass cards and the like for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys and pass cards to all doors within and into the Premises. Tenant agrees to (i) purchase, only from Landlord, additional duplicate keys or pass cards as required, (ii) change no locks or other security devices and (iii) not to affix locks on doors without the prior written consent of the Landlord. Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys and pass cards to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

21.5 Window Coverings. To designate and approve all window coverings used on the Property or any part thereof.

21.6 Placement of Loads. To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Property so as not to exceed the legal load per square foot designated by the structural engineers for the Property, and to require all such items and furniture and similar items to be moved into or out of the Property and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use, as limited by the Permitted Use, of the Premises without the prior written consent of Landlord. Movements of Tenant’s property into or out of the Property or Premises are entirely at the risk and responsibility of Tenant.

21.7 Deliveries. To regulate delivery of supplies and the usage of the loading docks, receiving areas and freight elevators.

21.8 Entry to Premises. To enter the Premises in accordance with Section 17, and in the last year of the Term of this Lease, to show the Premises to prospective tenants at reasonable times and, if vacated or abandoned, to view the Premises at any time and to prepare the Premises for re-occupancy.

21.9 Pipes, Conduits, and Wiring. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

21.10 Inspection and Repair. To enter the Premises at any reasonable time to inspect the Premises and to make repairs or alterations as Landlord deems necessary, with due diligence and minimum disturbance.

21.11 Conduct of Other Business on the Property. To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in or on the Property.

21.12 Alterations to Property. To alter the layout, design and/or use of the Property in such manner as Landlord, in its sole discretion, deems appropriate, so long as the character of the Property as a first-class office property is maintained.

21.13 Redecoration of Premises. During the last six (6) months of the Term of this Lease, if during or prior to that time Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy, without affecting Tenant’s obligation to pay Rent for the Premises.

21.14 Adjoining Areas. To have the use of and reasonable access thereto through the Premises, for the purposes of operation, maintenance, decoration and repair, of (a) all walls, windows and doors bounding the Premises (including exterior walls of the Building, core corridor walls and doors and any core corridor entrance) except the surfaces thereof within the Premises , (b) any terraces or roofs adjacent to the Premises and (c) any space in or adjacent to the Premises used for shafts, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other facilities.

22. Landlord’s Security Interest.

As additional security for the faithful performance and observance by Tenant of all of the terms, provisions and conditions of this Lease, Tenant hereby grants to and creates on behalf of Landlord a security interest in all of Tenant’s equipment, fixtures, decorations, alterations, furniture, machinery, installations, additions, and improvements in the Premises. The security interest herein granted and any security interest of Landlord granted by statute shall be subordinate, solely as to furniture, trade fixtures and other personalty, to any purchase money security interest given by Tenant in connection with the financing of the purchase of the item of personalty in question. This Lease constitutes a security agreement under the Pennsylvania Uniform Commercial Code. Tenant agrees from time to time to execute and deliver such security agreements and financing statements as Landlord shall reasonably require to evidence and/or perfect the lien of the security interest granted herein, within five (5) days of Landlord’s request therefor. Upon the occurrence of any of the events enumerated in Section 17.1, above, Landlord may, at its option, foreclose on said security and apply the proceeds of the sale of the property covered thereby for the payment of all rent owing under this Lease or any other sum owing by Tenant under the terms of Section 17, above, including but not limited to any damages or deficiencies resulting from any reletting of the Premises, whether said damage or deficiency accrued before or after summary proceedings or other reentry by Landlord. Tenant covenants that it shall keep and maintain all fixtures, machinery, equipment, furnishings and other personalty at the Premises, whether or not the property of Tenant, in good, substantial and efficient operating condition (including replacement of same when necessary) at Tenant’s sole cost and expense, at all times during the Term of this Lease.

23. Use and Occupancy Tax and Miscellaneous Taxes.

Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment or other personal property or its occupancy of the Premises shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within twenty (20) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s fixtures, furnishings, equipment, personal property or occupancy. If, during the Term of this Lease or any renewal or extension thereof, any tax is imposed upon the privilege of renting or occupying the Premises or upon the amount of rentals collected therefor, Tenant will pay each month, as Additional Rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord except to the extent required by Section 5 hereof. In addition, Tenant will pay as additional rent all Philadelphia School District Business Use and Occupancy Tax applicable to Tenant and the Premises (if any) within the time set forth in any bill rendered by the City of Philadelphia or Landlord for said tax.

24. Excepted from Premises.

Any hallways, passageways, stairways, elevators, or other means of access to and from the Premises or the upper or lower portions of the Property, or the space occupied by the said hallways, passageways, stairways, elevators and other means of access, although such may be within the Premises as described hereinabove, shall be taken to be excepted therefrom, without being deemed to reduce the Rentable Area thereof, and reserved to Landlord or to the tenants of the Property in common and the same shall not be considered an exclusive portion of the Premises. All ducts, pipes, wires or other equipment used in the operation of the Property, or any part thereof, and any space occupied thereby, whether or not within the Premises description, shall also be excepted and reserved from the Premises, without being deemed to reduce the Rentable Area thereof, and Tenant shall not remove or tamper with or use the same and will permit Landlord to enter the Premises to service, replace, remove or repair the same.

25. Mechanics’ and Other Liens.

25.1 Tenant covenants that it shall not (and has no authority to) create or allow any encumbrance against the Premises, the Property, or any part of any thereof or of Landlord’s interest therein.

25.2 Tenant covenants that it shall not suffer or permit to be created, or to remain, any lien or claim thereof (arising out of any work done or services, material, equipment or supplies furnished for or at the request of Tenant or by or for any contractor or subcontractor of Tenant, other than such furnished by Landlord) which is or may become a lien upon the Premises, the Property, or any part of any thereof or the income therefrom or any fixture, equipment or similar property therein.

25.3 If any lien or claim shall be filed, Tenant shall within ten (10) days after the filing thereof, cause the same to be discharged of record by payment, deposit, bond or otherwise. If Tenant shall fail to cause such lien or claim to be discharged and removed from record within that period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled, if Landlord so decides, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, together with interest at the Lease Interest Rate from the respective dates of Landlord’s making of the payment or incurring of the cost or expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord promptly on demand.

25.4 Notwithstanding anything to the contrary in this Lease or in any other writing signed by Landlord, neither this Lease nor any other writing signed by Landlord shall be construed as evidencing, indicating, or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Tenant is or was in fact for the immediate use and benefit of Landlord. Further, notwithstanding anything contained herein to the contrary, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request on the part of Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises or the Property or any part of any thereof, nor as giving Tenant any right, power, or authority to contract for or permit the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Property or any part of any thereof.

26. Estoppel Statement.

26.1 Tenant from time to time, within ten (10) days after request by Landlord, shall execute, acknowledge and deliver to Landlord a statement, which may be relied upon by Landlord or any proposed assignee of Landlord’s interest in this Lease or any existing or proposed mortgagee or ground lessor or purchaser of the Property or any interest therein, certifying (i) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified and listing the instruments of modification); (ii) the dates to which Minimum Rent and all other charges have been paid; (iii) whether or not Landlord is in default hereunder or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified); (iv) if applicable, that Tenant has accepted possession and has entered into occupancy of the Premises; (v) the Lease Commencement Date and the Termination Date, and certifying as to such other matters as Landlord may reasonably request.

Tenant acknowledges that any such statements so delivered by Tenant may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective partner, purchaser, mortgagee, lender, or any assignee of any mortgage.

26.2 The failure of Tenant to execute, acknowledge and deliver to Landlord a written instrument in accordance with the provisions of this Section 26 within the ten (10) day period above provided shall constitute an acknowledgment by Tenant, which may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective purchaser, mortgagee, lender, or any assignee or any mortgage that this Lease has not been modified, supplemented or amended except as set forth in Landlord’s request, and is in full force and effect (or in full force and effect as so modified, supplemented or amended), that the Minimum Rent, Additional Rent and any other charges arising hereunder have not been paid beyond the respective due dates immediately preceding the date of such request, that Tenant has no right of set-off or other defense to this Lease and of the truth of such other facts and conditions as shall have been requested to be certified, and shall constitute, as to any person entitled to rely as aforesaid, a waiver of any defaults which may exist prior to the date of such request. Notwithstanding the foregoing, Tenant’s failure to furnish such written instrument, within the time period provided herein after Landlord’s request therefor, shall constitute a default under this Lease.

27. Covenant of Quiet Enjoyment.

Landlord covenants that Tenant, on paying the Rent and all other charges or payments herein reserved or payable and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

28. Brokers.

Tenant represents and warrants to Landlord that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Lease other than NAI Geis Realty Group, Inc. and Studley, Inc. (“Brokers”), and agrees to indemnify and hold Landlord harmless from any and all costs (including attorney’s fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Brokers, employed by it or claiming to have been engaged by it in connection with this Lease. Landlord agrees to pay a fee or commission owing Brokers on account of this Lease pursuant to separate written agreements.

29. Limitations on Liability.

29.1 The liabilities of the parties described below shall be qualified in accordance with this Section 29.

29.2 Tenant Liability. The word “Tenant” as used in this Lease shall be construed in the plural in all cases where there is more than one tenant (and in such cases the liability of such tenants shall be joint and several) and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships, or individuals, men or women, shall in all cases be assumed to have been made. Each provision hereof shall extend to and as the case may require, shall bind and inure to the benefit of Tenant and its successors and assigns, provided that this Lease shall not inure to the benefit of any assignee or successor of Tenant except upon the express written consent of Landlord pursuant to Section 12 hereof (unless not required pursuant to Subsection 12.1 above).

29.3 Landlord Liability.

29.3.1 It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, and any liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest in the Property and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners or any of its or their officers, agents, employees, legal representatives, successors or assigns, if any, all such liability, if any, being expressly waived and released by Tenant, and in any proceeding or in the case of any judgment against Landlord, Tenant shall request that the judgment index be noted to reflect the exclusion from liability herein set forth. In addition to all other limitations contained in this Lease, Landlord hereby notifies Tenant that the Declaration of Trust of 1600 Market Street Property Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) of 1600 Market Street Property Trust shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

29.3.2 The Landlord named on page 1 of this Lease and any subsequent owners of such Landlord’s interest in the Property, as well as their respective heirs, personal representatives, successors and assigns shall each have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord, including the right to proceed in its own name to enter judgment by confession or otherwise, but any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold such interest.

29.3.3 In the event of any sale or other conveyance or transfer of Landlord’s interest in the Property, the transferor shall be and hereby is entirely free and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the transferee at any such sale or conveyance or transfer that (subject to the limitation of Landlord’s liability in this Section 29) the transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder, including, without limitation, obligations for all defaults and claims (if any) arising prior to the date of such transfer.

29.4 Mortgagee Liability. No mortgagee or ground lessor which shall succeed to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be: (1) liable for any previous act or omission of any prior Landlord; (2) subject to any rental offsets or defenses hereunder because of any act or omission of any prior Landlord; (3) bound by any amendment of this Lease made without its written consent or by payment by Tenant of Rent in advance in excess of one (1) month’s rent; (4) liable for any security not actually received by it; or (5) liable for the construction of any of the improvements to the Premises not constructed by it. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.

30. Miscellaneous.

30.1 Irrevocable Offer and Required Approval. In consideration of Landlord’s administrative expense in considering this Lease and the term of Tenant’s proposed tenancy hereunder, Landlord’s reservation of the leased Premises pending such consideration and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant’s submission to Landlord of this Lease, duly executed by Tenant, shall constitute Tenant’s irrevocable offer to continue for thirty (30) days from and after receipt by Landlord of the said Lease duly executed by Tenant or until Landlord shall deliver to Tenant written notice of rejection of Tenant’s offer, whichever shall first occur. If within said thirty (30) day period Landlord shall neither return the Lease duly executed by Landlord nor so advise Tenant of Landlord’s rejection of Tenant’s offer, then after said thirty (30) day period Tenant shall be free to revoke its offer.

30.2 Non Waiver. The failure of either party hereto in any one or more instances to insist upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment of the right to insist upon such performance or exercise in the future, and such right shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

30.3 Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Minimum Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

30.4 Prior Agreements and Amendments. This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein. Neither party hereto has made any representations or promises to the other except as expressly contained herein. This Lease supersedes all prior negotiations, agreements, informational brochures, letters, promotional information and other statements and materials made or furnished by Landlord or its agents. The submission of this Lease by Landlord, its attorneys or agents, for examination or execution by Tenant, does not constitute a reservation of (or option for) the Premises in favor of Tenant and Tenant shall have no right or interest in the Premises and Landlord shall have no liability hereunder, unless and until this Lease is executed and delivered by Landlord. No rights, easements or licenses are acquired in the Property or in any land adjacent thereto, by Tenant by implication or otherwise, except as expressly set forth in this Lease. No agreement hereinafter made shall be effective to change, modify, discharge or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

30.5 Mortgagee Approval. If any mortgagee shall have the right of approval of this Lease and such mortgagee shall, subsequent to the execution hereof by all parties hereto, require a change or changes in this Lease as a condition of its approval thereof and if within thirty (30) days after notice from Landlord, Tenant fails or refuses to execute the amendment(s) to this Lease accomplishing the change or changes which are stated by Landlord as being needed in connection with the approval of this Lease by the mortgagee, Landlord shall have the right to cancel this Lease. It is understood and agreed that any such change or changes required by such mortgagee shall not materially affect or alter: (1) the Minimum Rent; (2) the size of the Premises; or (3) any Tenant Work agreed to be performed in the Premises by Landlord.

30.6 Partial Invalidity. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

30.7 Common Facilities. Tenant and its agents, employees and invitees, shall have the right to use, in common with all others granted such rights by Landlord, in a proper and lawful manner, the common walkways and sidewalks on the Property, the common entranceways, lobbies and elevators furnishing access to the Premises, and (if the Premises includes less than a full floor) the common lobbies, hallways and toilet rooms on the floor on which the Premises is located. Such use shall be subject to such reasonable rules, regulations and requirements as Landlord may from time to time prescribe with respect thereto.

30.8 Choice of Law. This Lease has been executed and delivered in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in the county in which the Building is located. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Lease and that legal counsel was consulted by each responsible party before the execution of this Lease.

30.9 No Recordation. This Lease shall not be recorded in whole or in memorandum form by either party hereto without the prior written consent of the other.

30.10 Receipt of Money. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for the possession of the Premises, shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

30.11 No Joint Venture. This Lease shall create only the relationship of Landlord and Tenant between Landlord and Tenant and no estate shall pass out of Landlord. Nothing herein is intended to be construed as creating a joint venture or partnership relationship between the parties hereto.

30.12 No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Lease is intended to benefit any party other than the signatories hereto and their permitted heirs, personal representatives, successors and assigns, and no provision of this Lease shall be enforceable by any other party.

30.13 Exhibits. All exhibits referred to in this Lease are attached hereto and shall be deemed an integral part hereof.

30.14 Captions. The captions included in this Lease, whether for sections, subsections, paragraphs, Table of Contents, Exhibits, or otherwise, are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof, and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

30.15 Representations. Landlord and Manager have made no representation, agreement, condition, warranty, understanding, or promise, either oral or written, other than as set forth herein, with respect to the Lease, the Property, the Premises, or otherwise.

30.16 Gender; Plural Terms; Persons. The masculine, feminine, or neuter pronoun shall each include the masculine, feminine, and neuter genders. A reference to person shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity. All references (including pronouns) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, as the context may require.

30.17 Time. Time is of the essence of this Lease with respect to the performance by each party of its respective obligations hereunder.

30.18 Waiver of Jury Trial. It is mutually agreed by and between Landlord and Tenant that they hereby waive trial by jury in any action proceeding or counter-claim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or claim of injury or damage.

30.19 [Intentionally omitted.]

30.20 Security.

30.20.1 Simultaneously with Tenant’s execution and delivery of this Lease, Tenant shall either pay to Landlord the Security Deposit (defined in Section 30.20.2 hereof) or deliver to Landlord the Letter of Credit (defined in Section 30.20.3 hereof).

30.20.2 The term “Security Deposit” means the sum of $400,000.00 (subject to reduction as provided below), to be held by Landlord as collateral security for the payment by Tenant of the Rent and for the faithful performance by Tenant of all other covenants and agreements of Tenant under this Lease. If Tenant defaults under this Lease at any time, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent necessary to cure said default and to reimburse to Landlord expenses incurred by Landlord on account of such default (including, without limitation, Landlord’s reasonable attorneys’ fees). It is understood that the Security Deposit is not to be considered as the last rental due under this Lease. If, at any time or from time to time during the Term of this Lease, Landlord applies all or a portion of the Security Deposit to cure Tenant’s default, Tenant shall pay to Landlord, within ten (10) days after demand by Landlord, the amount necessary to restore the Security Deposit to the full sum set forth above (Tenant’s failure to timely make such payment in full being deemed a failure to timely pay Rent owing under this Lease). The amount of the Security Deposit, without interest, less any portion thereof properly applied by Landlord hereunder and not yet reimbursed by Tenant as herein required, shall be returned by Landlord to Tenant within sixty (60) days after the expiration of the Term, provided Tenant shall have made all payments and performed all covenants and agreements on its part to be performed under this Lease and shall have provided Landlord with written notice of Tenant’s new address on or before the Termination Date. Tenant agrees not to look to any mortgagee, mortgagee in possession, or successor in title to the Property, for accountability for the Security Deposit, unless such deposit has actually been received by said party as security for the Tenant’s performance of this Lease, in which event Tenant shall look solely to the recipient thereof, and not to Landlord, for the repayment of any portion of the Security Deposit that may be owing to Tenant at the end of the Term. Notwithstanding the foregoing, the Security Deposit shall be reduced to the following respective amounts effective as of the following respective dates, provided that no Event of Default shall have occurred during the Term prior to the date in question, and upon Tenant’s written request Landlord shall at such times refund to Tenant the amount necessary to reduce the Security Deposit being held by Landlord to the appropriate sum:

July 1, 2015	$300,000.00
July 1, 2016	$200,000.00
July 1, 2017	$100,000.00

Notwithstanding the foregoing, if an Event of Default shall occur at any time, no further reductions of the Security Deposit shall thereafter be permitted.

30.20.3 The term “Letter of Credit” means an irrevocable, unconditional “evergreen” letter of credit in the amount of $400,000.00 (subject to reduction as provided below) in substantially the form attached hereto as Exhibit “H” and acceptable to Landlord, issued by a banking institution acceptable to Landlord. Tenant shall maintain the Letter of Credit continuously in effect (subject to timely substitutions as hereinafter permitted) through

March 31, 2021. Landlord shall hold the Letter of Credit as collateral security for the payment by Tenant of the Rent and for the faithful performance by Tenant of all other covenants and agreements of Tenant under this Lease. Upon the occurrence of an Event of Default, Landlord may draw upon the Letter of Credit in an amount or amounts sufficient in Landlord’s reasonable judgment to cure said Event of Default. It is understood that the proceeds of the Letter of Credit are not to be considered as the last rental due under this Lease. If at any time during the Term of this Lease, Landlord draws against the Letter of Credit in whole or in part in order to cure an Event of Default, Tenant shall within ten (10) business days after demand by Landlord tender to Landlord a replacement Letter of Credit in the full amount required hereunder (Tenant’s failure timely to do so shall be deemed a failure by Tenant to timely pay Rent owing under this Lease). If the Term is then continuing and the banking institution that issued the Letter of Credit will not renew the Letter of Credit, Tenant shall deliver to Landlord a replacement Letter of Credit no later than thirty (30) days prior to the date on which the Letter of Credit then in Landlord’s possession will expire. If Tenant shall fail to timely deliver a replacement Letter of Credit as aforesaid, then Landlord shall be entitled to draw immediately all funds that remain available to be drawn under the Letter of Credit in Landlord’s possession, and shall hold the funds so drawn as a cash security deposit pursuant to the terms of Section 30.20.1 above. Notwithstanding the foregoing, the face amount of the Letter of Credit shall be reduced to the following respective amounts effective as of the following respective dates, provided that no Event of Default shall have occurred during the Term prior to the date in question:

July 1, 2015	$300,000.00
July 1, 2016	$200,000.00
July 1, 2017	$100,000.00

Notwithstanding the foregoing, if an Event of Default shall occur at any time, no further reductions in the face amount of the Letter of Credit shall thereafter be permitted.

30.21 Parking Space.

(a) As used herein, “Parking Facility” shall mean the Lower Level 1 space in the Building presently used as a parking facility, as the same may be enlarged or reduced in size from time to time by Landlord. From and after the Rent Commencement Date, during the Term of this Lease (for so long as the Parking Facility shall be operated and maintained by Landlord as a parking garage for the parking of passenger vehicles), subject to all applicable limitations and requirements of this Section 30.21, Tenant shall have the right to contract for, and upon (but only upon) entering into such contract and during the continuation thereof may use and shall pay for, and Landlord shall permit Tenant to use, a single unreserved parking space (“Tenant’s Parking Space”) within the Parking Facility.

(b) If Tenant contracts for Tenant’s Parking Space as aforesaid, Tenant’s rights to use the Tenant’s Parking Space shall be subject to Tenant’s employees observing such uniform and reasonable rules, regulations and procedures as shall be designated by Landlord from time to time during the Term. Landlord shall have the right, at Landlord’s sole option to operate or cause to be operated) the Parking Facility (and to change the method of operation from time to time) either as a facility pursuant to which the driver of each automobile shall park his/her own vehicle within parking spaces in the Parking Facility; or pursuant to which employees of Landlord (or of any operator of the Parking Facility designated by Landlord) shall park the vehicles within parking spaces within the Parking Facility. If and for so long as Landlord shall operate (or cause to be operated) the Parking Facility as one in which employees of Landlord (or any operator of the Parking Facility designated by Landlord) shall park the vehicles within parking spaces within the Parking Facility, the Parking Facility shall be operated in a manner consistent with the operation of other parking garages in other first-class office properties in the vicinity of the Building. Tenant acknowledges and agrees that Landlord does not assume any liability for, and shall not be held liable for, any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility, except in the event that such damage, loss or injury arises solely from the gross negligence or willful misconduct of Landlord or its employees, agents or contractors.

(c) If Tenant contracts for Tenant’s Parking Space as aforesaid, Tenant shall pay to Landlord (or to the operator of the Parking Facility designated by Landlord), as Additional Rent, monthly fees for the use of the Tenant’s Parking Space at the monthly rates from time to time in effect. The current monthly rate is $300.00 plus taxes. Landlord shall have the right to increase such rate from time to time on a uniform basis, provided that such rate shall not exceed the reserved parking space rate available at the parking garage nearest to the Building, which on the date of this Lease is the Liberty Place parking garage. The monthly parking permit granted to Tenant hereunder is a right appurtenant to the Premises, may only be used by an employee of Tenant, and may not be sold, transferred, assigned, encumbered, or otherwise hypothecated by Tenant.

(d) If Tenant either fails to contract for Tenant’s Parking Space during the first ninety (90) days after the Rent Commencement Date or, having contracted for Tenant’s Parking Space during that time, thereafter elects to terminate its contract for Tenant’s Parking Space at any time or from time to time during the Term, then Landlord does not warrant that a parking space in the Parking Facility will be available for use as Tenant’s Parking Space thereafter and Landlord shall have no liability to Tenant if there is no parking space available in the Parking Facility when Tenant desires to commence or resume use of Tenant’s Parking Space (but Landlord shall place Tenant’s name on Landlord’s waiting list for the next available space, on a first come, first served basis and in accordance with Landlord’s standard waiting list procedures), but if at the time that Tenant elects to commence or resume use of Tenant’s Parking Space a parking space is then available in the Parking Facility and not subject to any prior rights of third parties, Landlord shall make such parking space available for Tenant’s use on the terms herein set forth.

30.22 Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

30.23 Landlord’s Consent. Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord is expressly required not to withhold its consent unreasonably.

30.24 No Press Releases. Any press release or other similar public statement regarding this Lease shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld.

SECTION 17.2 PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. WITHOUT LIMITATION OF THE FOREGOING, TENANT HEREBY SPECIFICALLY WAIVES ALL RIGHTS TENANT HAS OR MAY HAVE TO NOTICE AND OPPORTUNITY FOR A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT CONFESSED AGAINST TENANT BY LANDLORD HEREUNDER.

TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT HEREUNDER, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THIS LEASE BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE INCLUSION IN THIS LEASE OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT’S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAVE BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.

/s/ PH
(initials)

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Lease to be executed by their duly authorized representatives as of the day and year first above written.

STARCITE, INC.

By:	/s/ Patrick Henn
	Name:	Patrick Henn
	Title:	Senior Vice President and CFO

1600 MARKET STREET PROPERTY TRUST, a Maryland real estate investment trust

By:	/s/ David M. Leppre
	Name:	David Leppre
	Title:	Senior Vice President